                                                Filed Pursuant to Rule 424(b)(5)
                                                     Registration No. 333-106943
PROSPECTUS SUPPLEMENT
(To Prospectus dated August 25, 2003)

                              (ENCORE COLOR LOGO)

                           ENCORE ACQUISITION COMPANY

                                8,000,000 SHARES

                                  COMMON STOCK
                             ---------------------
     This is a public offering of common stock of Encore Acquisition Company. All of the shares of our common stock offered by this prospectus supplement are being offered by us. Our common stock is listed on the New York Stock Exchange under the symbol "EAC." On November 13, 2003, the last reported sales price of our common stock on the New York Stock Exchange was $20.65 per share.

     We have entered into an agreement to purchase 6,000,000 shares of our common stock from J.P. Morgan Partners (SBIC), LLC and 2,000,000 shares of our common stock from Warburg, Pincus Equity Partners L.P. (and three related partnerships) at a price per share equal to the net proceeds per share that we receive from this offering, after expenses.

     The underwriters may also purchase from us up to an additional 1,200,000 shares of our common stock at the public offering price, less the underwriting discounts and commissions, to cover over-allotments, if any, within 30 days of the date of this prospectus supplement. We will use the net proceeds from any exercise of the underwriters' over-allotment option to purchase initially up to 866,643 shares of our common stock from J.P. Morgan Partners (SBIC), LLC and thereafter up to 333,357 shares of our common stock from Warburg, Pincus Equity Partners L.P. at a price per share equal to the net proceeds per share that we receive from this offering, after expenses.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS.   PLEASE READ "RISK FACTORS"
BEGINNING ON PAGE 1 OF THE ACCOMPANYING PROSPECTUS.
                             ---------------------

                                                                   UNDERWRITING       PROCEEDS TO
                                                      PRICE TO     DISCOUNTS AND   ENCORE ACQUISITION
                                                       PUBLIC       COMMISSIONS         COMPANY
                                                    ------------   -------------   ------------------
Per Share.........................................  $      20.25    $     0.81        $      19.44
Total.............................................  $162,000,000    $6,480,000        $155,520,000

     The underwriters expect to deliver the shares to purchasers on or about November 19, 2003.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

                          Joint Book-Running Managers

        DEUTSCHE BANK SECURITIES                                JPMORGAN
                             ---------------------

GOLDMAN, SACHS & CO.      PETRIE PARKMAN & CO.              SIMMONS & COMPANY
                                                              INTERNATIONAL

          The date of this prospectus supplement is November 13, 2003.

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
PROSPECTUS SUPPLEMENT
About This Prospectus Supplement.......  S-i
Forward-Looking Statements.............  S-ii
Prospectus Supplement Summary..........  S-1
Summary Historical Consolidated
  Financial Data.......................  S-5
Summary Oil and Gas Reserve
  Information..........................  S-6
Summary Operating Data.................  S-7
Use of Proceeds........................  S-8
Common Stock Ownership of J.P. Morgan
  Partners (SBIC), LLC and Warburg,
  Pincus Equity Partners L.P...........  S-8

                                         PAGE
                                         ----
Stock Purchase Agreement...............  S-9
Price Range of Common Stock............  S-10
Dividend Policy........................  S-10
Management.............................  S-11
Underwriting...........................  S-14
Legal Opinions.........................  S-16
Incorporation Of Certain Documents By
  Reference............................  S-17

PROSPECTUS
About This Prospectus.................    i
About Encore Acquisition Company......    1
Risk Factors..........................    1
Forward-Looking Information...........   10
Use of Proceeds.......................   12
Ratio of Earnings to Fixed Charges....   12
Description of Debt Securities........    13
Description of Capital Stock..........    19
Plan of Distribution..................    23
Legal Opinions........................    24
Independent Auditors..................    25
Independent Petroleum Engineers.......    25
Where You Can Find More Information...    25

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of shares of common stock and includes information about us. The second part is the accompanying prospectus, which provides more general information. Generally, when we refer to the prospectus, we are referring to both parts of this document combined.

     We incorporate important information into this prospectus by reference. You may obtain the information incorporated by reference into this prospectus without charge by following the instructions under "Where You Can Find More Information" on page 25 of the accompanying prospectus or by contacting us at our address provided on page S-2.

     If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. Additionally, you should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated therein by reference. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of these securities in any jurisdiction where an offer or sale of these securities is not permitted. The information in this prospectus supplement is accurate as of the date of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date.

     You should read this prospectus supplement along with the accompanying prospectus carefully before you invest. Both documents contain important information you should consider when making your investment decision. The prospectus supplement contains information about the common stock offered in this offering and may add, update or change information in the accompanying prospectus.

                           FORWARD-LOOKING STATEMENTS

     This prospectus supplement, including the information we incorporate by reference, includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify our forward-looking statements by words such as "estimate," "project," "predict," "believe," "expect," "anticipate," "plan," "forecast," "budget," "goal" or other words that convey the uncertainty of future events or outcomes. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements contained in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference.

     The forward-looking statements are not guarantees of future performance, and we caution you not to rely unduly on them. We have based many of these forward-looking statements on expectations and assumptions about future events that may prove to be inaccurate. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following:

     - the risks associated with generating significant revenue from a limited number of geographic areas;

     - the risks associated with the drilling of oil and natural gas wells in our exploitation efforts;

     - the risks associated with implementing capital intensive secondary and tertiary recovery projects;

     - our ability to find, acquire, market, develop and produce new properties;

     - oil and natural gas price volatility;

     - uncertainties in the estimation of proved reserves and in the projection of future rates of production and timing of exploitation expenditures;

     - operating hazards attendant to the oil and natural gas business;

     - drilling and completion risks that are generally not recoverable from third parties or insurance;

     - potential mechanical failure or underperformance of significant wells;

     - climatic conditions;

     - availability and cost of material, equipment and electricity;

     - derivative instruments;

     - actions or inactions of third-party operators of our properties;

     - our ability to find and retain skilled personnel;

     - availability of capital;

     - the strength and financial resources of our competitors;

     - regulatory developments;

     - environmental risks; and

     - general economic and business conditions and industry trends.

     We have discussed some of these factors in more detail in the section entitled "Risk Factors" beginning on page 1 of the accompanying prospectus. These factors are not necessarily all the important factors that could affect us. We advise you that you should (1) be aware that important factors we do not refer to above could affect the accuracy of our forward-looking statements and
(2) use caution and common sense when considering our forward-looking statements. We do not intend to update these statements unless the securities laws require us to do so.

                         PROSPECTUS SUPPLEMENT SUMMARY

     This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus supplement and the accompanying prospectus carefully, including the section entitled "Risk Factors" beginning on page 1 of the accompanying prospectus and the documents incorporated by reference, before making an investment decision. The terms "we," "our," "us" and "Encore" used herein refer to Encore Acquisition Company and its subsidiaries unless otherwise indicated or as the context so requires. All references to production and reserve volumes in this prospectus represent amounts net to Encore.

                                  OUR BUSINESS

     We are a growing independent energy company engaged in the acquisition, development, exploitation and production of onshore North American oil and natural gas reserves. Since our inception in 1998, we have sought to acquire high quality assets with potential for upside through low-risk development drilling projects. Our properties are currently located in the Williston Basin of Montana and North Dakota, the Permian Basin of Texas and New Mexico, the Anadarko Basin of Oklahoma, the Powder River Basin of Montana, the Paradox Basin of Utah and the North Louisiana Salt Basin of Louisiana.

     As of December 31, 2002, the Company's estimated proved reserves were 128 MMBOE, approximately 87% of which were crude oil. The proved developed reserves as of that date were 108 MMBOE, or 84% of total proved reserves. In July 2003, we announced the acquisition of natural gas properties in North Louisiana, which based on our internal estimates added approximately 6 MMBOE of proved reserves as of the date of acquisition. Our natural gas properties in North Louisiana produced an average of 1,263 barrels of oil equivalent, or BOE, per day during August and September 2003. During the third quarter of 2003, our average daily production, including two months' production from the North Louisiana properties, was 22,663 BOE per day, an increase of 11% over the same period in 2002.

     The following table sets forth our total proved reserves, average daily production and reserve-to-production ratio, or R/P index, in our principal areas of operation as of December 31, 2002 and for the year then ended. The table does not include reserves or production associated with the June 2003 acquisition of natural gas properties in North Louisiana.

                                                                     AVERAGE DAILY
                                   PROVED RESERVES AT                PRODUCTION FOR
                                   DECEMBER 31, 2002    PERCENT OF     YEAR 2002      PERCENT OF
AREA OF OPERATION                        (MBOE)           TOTAL         (BOE/D)         TOTAL      R/P INDEX
-----------------                  ------------------   ----------   --------------   ----------   ---------
Cedar Creek Anticline(1).........        96,347             75%          12,354           61%        21.4
Permian Basin(2).................        21,972             17%           4,298           21%        14.0
Rockies(3).......................         8,092              6%           2,887           14%         7.7
Anadarko.........................         1,899              2%             734            4%         7.1
                                        -------            ----          ------          ----
  Total..........................       128,310            100%          20,273          100%
                                        =======            ====          ======          ====

---------------

(1) Our Cedar Creek Anticline properties, which produce mainly from porous dolomites drilled on 40 to 80 acre spacing intervals, have longer reserve lives than our other properties because the low permeability level encountered within those producing intervals require a longer time to produce the reserves in place. This results in a lower production decline rate.

(2) Permian Basin includes the Central Permian, Indian Basin and Crockett County properties.

(3) Rockies includes the Paradox Basin, Lodgepole and Powder River Basin properties.

     Our growth has come primarily from the acquisition of producing oil and natural gas properties and subsequent development of these properties. For the three years ended December 31, 2002, our annual reserve replacement including revisions averaged 308% excluding acquisitions and averaged 412% including acquisitions. From January 1, 2000 to September 30, 2003, we have invested $238.4 million in acquiring 36 MMBOE of producing oil and natural gas properties at an average cost of $6.56 per BOE at the time of acquisition. From January 1, 2000 to December 31, 2002, we have invested another $196.0 million for development and exploitation of these properties at an average cost of $4.49 per BOE of added reserves.

     Our principal executive offices are located at 777 Main Street, Suite 1400, Fort Worth, Texas 76102. Our main telephone number is (817) 877-9955. We maintain a website on the Internet at http://www.encoreacq.com. The information on our website is not incorporated by reference into this prospectus.

                              BUSINESS STRATEGIES

     Our primary business objective is to maximize internally generated cash flow and shareholder value by executing the following strategies:

     - Maintain an active low-risk development drilling program. Our technological expertise, combined with our proficient field operations and reservoir engineering, allow us to increase production and reserves on our properties through development drilling, workovers, waterflood enhancements and recompletions. We maintain an inventory of low-risk exploitation and development projects that provides us a number of years of drilling activity. Each year, we budget a portion of internally generated cash flow to secondary and tertiary recovery projects whose results will not be seen until future years. Our conventional development budget for 2004, which does not include spending on high pressure air injection, is $93.0 million.

     - Maximize existing reserves and production through high-pressure air injections. In addition to conventional development drilling, we utilize high-pressure air injection, or HPAI, techniques on certain properties to enhance our growth. We are implementing an HPAI program in the Little Beaver unit of the Cedar Creek Anticline and are planning to expand the process in the Pennel/Coral Creek unit of the Cedar Creek Anticline. We believe that the HPAI program will generate a higher rate of return than other tertiary processes and can be applied throughout the Cedar Creek Anticline. We have approved $24.2 million of capital projects at Little Beaver that should be completed during the summer of 2004. We have also approved a $25.2 million expansion of the project on the Pennel/Coral Creek unit, which we expect to complete by the end of 2004. The zone of our initial focus, the Red River U4 zone, is the same zone where HPAI has been successfully implemented by other operators in adjacent areas and on the Pennel unit of the Cedar Creek Anticline. Response from HPAI investments is not expected until ten to eighteen months from the time of first injection.

     - Expand our reserves and production through a disciplined acquisition program. We will continue to pursue acquisitions of properties with similar upside potential to our current producing properties portfolio. Using the experience of our senior management team, we have developed and refined an acquisition program designed to increase our reserves and to complement our core properties, while providing upside potential. We have a staff of engineering and geoscience professionals who manage our core properties and use their experience and expertise to target attractive acquisition opportunities. Following an acquisition, our technical professionals seek to enhance the value of the new assets through a proven development and exploitation program.

     - Focus on cost control through efficient operations. As of December 31, 2002, we operated properties representing approximately 86% of our proved reserves, which allows us to control capital allocation and expenses. As of December 31, 2002, on a pro forma basis after giving effect to the acquisition of the natural gas properties in North Louisiana, we operated properties representing approximately 82% of our proved reserves. For the year ended December 31, 2002, our production expenses consisted of lease operations expense of $4.15 per BOE and production, ad valorem, and severance taxes of $2.12 per BOE. Our general and administrative costs (excluding non-cash stock based compensation) averaged $0.83 per BOE in 2002. For the nine months ended September 30, 2003, our production expenses consisted of lease operations expense of $4.63 per BOE and production, ad valorem, and severance taxes of $2.78 per BOE. Our general and administrative costs (excluding non-cash stock based compensation) for the nine months ended September 30, 2003 averaged $1.13 per BOE.

                              RECENT DEVELOPMENTS

     APPROVAL OF 2004 CAPITAL EXPENDITURE BUDGET. On November 3, 2003, our board of directors approved a $140.0 million capital budget for 2004. Included in the 2004 capital budget is $104.8 million for development and leasehold, $34.3 million for high pressure air injection and $0.9 million for other property, plant and equipment.

     ACQUISITION OF NATURAL GAS PROPERTIES IN NORTH LOUISIANA. On July 31, 2003 we closed the acquisition of interests in natural gas properties in North Louisiana for $52.5 million, subject to additional post-closing adjustments. The properties are located in the Elm Grove Field in Bossier Parish, Louisiana and are non-operated working interests ranging from 2% to 38% across 1,800 net acres in 15 sections. In addition, we acquired approximately 1,500 net acres of deep rights. For the two months ended September 30, 2003, net production from the interests has averaged 7.6 million cubic feet of natural gas equivalent per day.

     APPOINTMENT OF NEW CHIEF FINANCIAL OFFICER. On November 5, 2003 we announced that, as of November 17, 2003, Roy W. Jageman will be our new Chief Financial Officer. Mr. Jageman joins Encore from Simmons & Company International where he has been a member of the corporate finance group since May 1999. From July 1994 to April 1999, Mr. Jageman was a member of the energy investment banking and equity capital markets groups of Lehman Brothers Inc. Mr. Jageman received a B.B.A. in Finance from The University of Texas at Austin.

                                  THE OFFERING

     Unless otherwise indicated, all information in this prospectus supplement assumes no exercise of the underwriters' over-allotment option.

Common stock offered by
Encore........................   8,000,000 shares. We have also granted the
                                 underwriters an option to purchase 1,200,000 additional shares to cover over-allotments.

Common stock outstanding after
this offering and the
repurchase of our common stock
from J.P. Morgan Partners
(SBIC), LLC and Warburg,
Pincus Equity Partners
L.P. .........................   30,275,113 shares.

Use of proceeds...............   We intend to use the net proceeds from this
                                 offering to purchase 6,000,000 shares of our common stock from J.P. Morgan Partners (SBIC),
                                 LLC and 2,000,000 shares of our common stock from Warburg, Pincus Equity Partners L.P. at a price per share equal to the net proceeds per share that we receive from this offering, after expenses. We will use the net proceeds from any exercise of the underwriters' over-allotment option initially to purchase up to 866,643 shares of our common stock from J.P. Morgan
                                 Partners (SBIC), LLC and thereafter to purchase up to 333,357 shares of our common stock from Warburg, Pincus Equity Partners L.P., in each case at the same price as described above. You should read the discussion under the heading
                                 "Use of Proceeds" for more information.

Ownership of our common stock
by J.P. Morgan Partners
(SBIC), LLC and Warburg,
Pincus Equity Partners
L.P. .........................   Immediately following the closing of this
                                 offering and the repurchase of our common stock, J.P. Morgan Partners (SBIC), LLC and
                                 Warburg, Pincus Equity Partners L.P. will own
                                 2.9% and 25.2%, respectively, of our common stock. If the underwriters exercise their over-allotment option in full, J.P. Morgan
                                 Partners (SBIC), LLC will no longer own shares of our common stock and Warburg, Pincus Equity
                                 Partners L.P. will own 7,279,943 shares, or 24.1%, of our common stock.

Risk Factors..................   Please read the section entitled "Risk Factors"
                                 beginning on page 1 of the accompanying
                                 prospectus for a discussion of some of the factors you should carefully consider before deciding to invest in shares of our common stock.

New York Stock Exchange
Symbol........................   EAC

     The number of shares of our common stock outstanding after this offering is based upon 30,275,113 shares of common stock outstanding as of October 31, 2003, and excludes:

     - an aggregate of 1,001,086 shares of common stock issuable upon the exercise of outstanding stock options, of which 547,111 options were exercisable as of October 31, 2003 with a weighted average exercise price of $13.30; and

     - 555,762 shares of common stock reserved for additional grants under our stock option plan.

                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following table shows summary historical financial data for the periods and as of the dates indicated. The summary historical financial data as of and for the years ended December 31, 2000, 2001 and 2002 are derived from our audited consolidated financial statements. The summary historical financial data as of and for the nine months ended September 30, 2002 and 2003 are derived from our unaudited consolidated financial statements. Our summary historical financial data should be read in conjunction with the consolidated financial statements, related notes and other financial information incorporated by reference in this prospectus supplement. All amounts are in thousands except per share data.

                                                                                                 NINE MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,             SEPTEMBER 30,
                                                          ---------------------------------    ----------------------
                                                            2000        2001        2002         2002         2003
                                                          --------    --------    ---------    ---------    ---------
                                                                                                    (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
  Oil...................................................  $ 92,441    $105,768    $ 134,854    $  95,496    $ 131,674
  Natural gas...........................................    16,509      30,149       25,838       18,110       31,080
                                                          --------    --------    ---------    ---------    ---------
Total revenues..........................................   108,950     135,917      160,692      113,606      162,754
Expenses:
  Production
    Lease operations....................................    18,669      25,139       30,678       21,742       27,888
    Production, ad valorem, and severance taxes.........    15,159      13,809       15,653       11,080       16,713
  General and administrative (excluding non-cash stock
    based compensation).................................     4,345       5,053        6,150        4,462        6,796
  Non-cash stock based compensation.....................    26,012       9,587           --           --          460
  Depletion, depreciation, and amortization.............    22,103      31,721       34,550       26,365       23,957
  Derivative fair value (gain) loss.....................        --         680         (900)        (911)      (1,818)
  Bad debt expense......................................        --       7,005           --           --           --
  Impairment of oil and gas properties..................        --       2,598           --           --           --
  Other operating expense...............................        --         934        2,045        1,198        1,913
                                                          --------    --------    ---------    ---------    ---------
Total expenses..........................................    86,288      96,526       88,176       63,936       75,909
                                                          --------    --------    ---------    ---------    ---------
Operating income........................................    22,662      39,391       72,516       49,670       86,845
Other income (expenses):
  Interest..............................................   (10,490)     (6,041)     (12,306)      (7,836)     (12,226)
  Other.................................................       512          46           91          (15)         168
                                                          --------    --------    ---------    ---------    ---------
Total other income (expenses)...........................    (9,978)     (5,995)     (12,215)      (7,851)     (12,058)
                                                          --------    --------    ---------    ---------    ---------
Income before income taxes and cumulative effect of
  accounting change.....................................    12,684      33,396       60,301       41,819       74,787
Current income tax benefit (provision)..................    (7,272)     (1,919)         745        1,150       (1,647)
Deferred income tax provision...........................    (7,547)    (14,414)     (23,361)     (16,620)     (26,024)
                                                          --------    --------    ---------    ---------    ---------
Income (loss) before cumulative effect of accounting
  change................................................   (2,135)      17,063       37,685       26,349       47,116
Cumulative effect of accounting change, net of income
  taxes.................................................        --        (884)          --           --          863
                                                          --------    --------    ---------    ---------    ---------
Net income (loss).......................................  $ (2,135)(1) $ 16,179(2) $  37,685   $  26,349    $  47,979(3)
                                                          ========    ========    =========    =========    =========
Net income (loss) per common share:
  Basic.................................................  $  (0.09)   $   0.56    $    1.25    $    0.88    $    1.60
  Diluted...............................................     (0.09)       0.56         1.25         0.87         1.58
Weighted average number of common shares outstanding:
  Basic.................................................    22,806      28,718       30,031       30,030       30,071
  Diluted...............................................    22,806      28,723       30,161       30,148       30,274
CONSOLIDATED STATEMENT OF CASH FLOWS DATA:
Cash provided by (used by):
  Operating activities..................................  $ 44,508    $ 80,212    $  91,509    $  56,502    $  94,806
  Investing activities..................................   (99,236)    (89,583)    (159,316)    (135,125)    (123,862)
  Financing activities..................................    49,107       8,610       80,749       81,060       16,652

                                                                    AS OF DECEMBER 31,         AS OF SEPTEMBER 30,
                                                              ------------------------------   -------------------
                                                                2000       2001       2002       2002       2003
                                                              --------   --------   --------   --------   --------
                                                                                                   (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Working Capital.............................................  $(15,275)  $  1,107   $ 12,489   $  9,997   $  1,696
Total assets................................................   343,756    402,000    549,896    530,037    644,745
Total debt..................................................   162,045     79,107    166,000    166,000    181,000
Stockholders' equity........................................   147,811    269,302    296,266    283,855    349,350

---------------

(1) Net income for the year ended December 31, 2000 includes $26.0 million of non-cash compensation expense, which affects its comparability with other periods presented.

(2) Net income for the year ended December 31, 2001 includes $9.6 million of non-cash compensation expense, $4.3 million of bad debt expense, $1.6 million of impairment of oil and gas properties, and a ($0.9) million cumulative effect of accounting change, which affects its comparability with other periods presented.

(3) Net income for the nine months ended September 30, 2003 includes a $0.9 million cumulative effect of accounting change which affects its comparability with other periods presented.

                    SUMMARY OIL AND GAS RESERVE INFORMATION

     The following table sets forth summary data with respect to our estimated proved oil and gas reserves as of the dates indicated. The following estimates of our net proved oil and natural gas reserves are based on estimates prepared by Miller and Lents Ltd., independent petroleum consultants. Guidelines established by the Securities and Exchange Commission regarding the present value of future net revenues were used to prepare these reserve estimates. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data and the interpretation of that data by petroleum engineers. In addition, the results of drilling, testing and production activities may require revisions of estimates that were made previously. Accordingly, estimates of reserves and their value are inherently imprecise and are subject to constant revision and change, and they should not be construed as representing the actual quantities of future production or cash flows to be realized from gas and oil properties or the fair market value of such properties.

                                                                  AS OF DECEMBER 31,
                                                              --------------------------
                                                               2000     2001      2002
                                                              ------   -------   -------
Proved reserves:
  Oil (MBbls)...............................................  78,910    91,369   111,674
  Natural Gas (MMcf)........................................  72,970    75,687    99,818
  Combined (MBOE)...........................................  91,072   103,983   128,310
Proved developed reserves (MBOE)............................  77,419    83,296   107,648
Annual reserve replacement ratio(1).........................     526%      306%      429%
Estimated reserve life (years)(2)...........................    19.5      16.6      17.3

---------------

(1) The annual reserve replacement ratio is a percentage determined on a BOE basis by dividing the estimated reserves added during a year from exploitation, development and exploration activities, acquisitions of proved reserves and revisions of previous estimates, excluding property sales, by the oil and natural gas volumes produced during that year.

(2) Estimated reserve life is calculated on a BOE basis by dividing the estimated proved reserves at year end by the total production during the year. The resultant number of years can be affected by the timing of major acquisitions and dispositions.

                             SUMMARY OPERATING DATA

     The following table sets forth summary operating data for the periods indicated.

                                                                         NINE MONTHS
                                                                            ENDED
                                            YEAR ENDED DECEMBER 31,     SEPTEMBER 30,
                                            ------------------------   ---------------
                                             2000     2001     2002     2002     2003
                                            ------   ------   ------   ------   ------
                                                                         (UNAUDITED)
SALES VOLUMES:
  Oil (MBbls).............................   3,961    4,935    6,037    4,369    4,961
  Natural Gas (MMcf)......................   4,303    8,078    8,175    6,201    6,355
  Combined (MBOE).........................   4,678    6,281    7,399    5,403    6,020
AVERAGE REALIZED PRICES(1):
  Oil ($/Bbl).............................  $23.34   $21.43   $22.34   $21.86   $26.54
  Natural Gas ($/Mcf).....................    3.84     3.73     3.16     2.92     4.89
  Combined ($/BOE)........................   23.29    21.64    21.72    21.03    27.04
AVERAGE WELLHEAD PRICES(2):
  Oil ($/Bbl).............................  $28.35   $23.25   $23.38   $22.71   $28.74
  Natural Gas ($/Mcf).....................    4.58     4.21     3.03     2.73     5.15
  Combined ($/BOE)........................   28.21    23.68    22.42    21.49    29.12
COSTS PER BOE:
  Lease operations expense................  $ 3.99   $ 4.00   $ 4.15   $ 4.02   $ 4.63
  Production, ad valorem, and severance
     taxes................................    3.24     2.20     2.12     2.05     2.78
  General and administrative (excluding
     non-cash stock based compensation)...    0.93     0.80     0.83     0.83     1.13
  Depletion, depreciation, and
     amortization.........................    4.72     5.05     4.67     4.88     3.98

---------------

(1) Represents revenue per unit as reported, which includes the impact of oil and natural gas hedging transactions.

(2) Represents revenue per unit unadjusted for the effect of oil and natural gas hedging transactions.

                                USE OF PROCEEDS

     We expect the net proceeds from this offering to be approximately $155,020,000, after deducting underwriting discounts and commissions and the estimated expenses of the offering. We intend to use the net proceeds from this offering to purchase 6,000,000 shares of our common stock from J.P. Morgan Partners (SBIC), LLC and 2,000,000 shares of our common stock from Warburg, Pincus Equity Partners L.P. at a price per share equal to the net proceeds per share that we receive from this offering, after expenses. We will use the net proceeds from any exercise of the underwriters' over-allotment option initially to purchase up to 866,643 shares of our common stock from J.P. Morgan Partners
(SBIC), LLC and thereafter to purchase up to 333,357 shares of our common stock from Warburg, Pincus Equity Partners L.P. at a price per share equal to the net proceeds per share that we receive in this offering, after expenses.

           COMMON STOCK OWNERSHIP OF J.P. MORGAN PARTNERS (SBIC), LLC
                    AND WARBURG, PINCUS EQUITY PARTNERS L.P.

     The following table sets forth certain information as of October 31, 2003 regarding the beneficial ownership of our common stock by J.P. Morgan Partners
(SBIC), LLC and Warburg, Pincus Equity Partners L.P. Beneficial ownership is calculated based on 30,275,113 shares of our common stock outstanding as of October 31, 2003.

                                                           SHARES OWNED BEFORE   SHARES OWNED AFTER
                                                               REPURCHASE            REPURCHASE
                                            SHARES TO BE   -------------------   -------------------
NAME AND ADDRESS                            REPURCHASED     NUMBER     PERCENT    NUMBER     PERCENT
----------------                            ------------   ---------   -------   ---------   -------
J.P. Morgan Partners (SBIC), LLC(1).......   6,000,000     6,866,643    22.7%      866,643     2.9%
  1221 Avenue of the Americas
  New York, New York 10020-1080
Warburg, Pincus Equity Partners L.P.(2)...   2,000,000     9,613,300    31.8%    7,613,300    25.2%
  466 Lexington Avenue
  New York, New York 10017

---------------

(1) J.P. Morgan Partners (SBIC), LLC, a Delaware limited liability company ("JPMP SBIC"), is a wholly owned subsidiary of J.P. Morgan Partners (BHCA), L.P., a Delaware limited partnership ("JPMB BHCA"). The general partner of JPMP BHCA is JPMP Master Fund Manager, L.P., a Delaware limited partnership ("JPMP Master Fund Manager"). The general partner of JPMP Master Fund Manager, L.P. is JPMP Capital Corp., a New York corporation ("JPMP Capital Corp.") and wholly owned corporation of JP Morgan Chase & Co., a publicly traded company ("JPM Chase"). Each of JPMP BHCA, JPMP Master Fund Manager, JPMP Capital Corp. and JPM Chase may be deemed beneficial owners of the shares held by JPMP (SBIC); however, each disclaims beneficial ownership except to the extent of its pecuniary interest.

(2) These shares are owned by Warburg, Pincus Equity Partners, L.P., a Delaware limited partnership, and three related limited partnerships. The sole general partner of Warburg, Pincus Equity Partners, L.P. is Warburg, Pincus & Co., a New York general partnership, and Warburg Pincus LLC, a New York limited liability company, manages Warburg, Pincus Equity Partners, L.P. Each of Warburg, Pincus Equity Partners, L.P., Warburg, Pincus & Co. and Warburg, Pincus LLC share the power to vote and dispose of 9,613,300 shares.

     This table assumes that the underwriters' over-allotment option has not been exercised. If the underwriters' over-allotment option is exercised in full, we will issue an additional 1,200,000 shares of our common stock and use the net proceeds therefrom, after expenses, to purchase 866,643 additional shares from J.P. Morgan Partners (SBIC), LLC and 333,357 additional shares from Warburg, Pincus Equity Partners L.P. After repurchasing the additional shares, J.P. Morgan Partners (SBIC), LLC will not own any shares of our common stock, and Warburg, Pincus Equity Partners L.P. will own 7,279,943 shares, or 24.1%, of our common stock.

                            STOCK PURCHASE AGREEMENT

     We have entered into a stock purchase agreement with J.P. Morgan Partners
(SBIC), LLC and Warburg, Pincus Equity Partners L.P. pursuant to which we will purchase at the closing of this offering 6,000,000 and 2,000,000 shares of common stock from J.P. Morgan Partners (SBIC), LLC and Warburg, Pincus Equity Partners L.P. (and three related partnerships), respectively, at an aggregate price equal to the net proceeds that we will receive from this offering, after expenses. Upon any exercise of the underwriters' over-allotment option, we will purchase initially up to 866,643 shares of our common stock from J.P. Morgan Partners (SBIC), LLC and thereafter purchase up to 333,357 shares of our common stock from Warburg, Pincus Equity Partners L.P., in each case at the same price as described above.

                          PRICE RANGE OF COMMON STOCK

     Our common stock is listed on the New York Stock Exchange under the symbol EAC. The following table sets forth for the quarters indicated the high and low sales prices per share as reported by the New York Stock Exchange.

                                                               HIGH     LOW
                                                              ------   ------
2003
  Fourth quarter (through November 13, 2003)................  $23.40   $20.35
  Third quarter.............................................   22.15    17.80
  Second quarter............................................   20.01    17.00
  First quarter.............................................   19.35    16.63
2002
  Fourth quarter............................................  $20.40   $13.51
  Third quarter.............................................   17.55    15.00
  Second quarter............................................   17.35    14.60
  First quarter.............................................   15.00    12.40
2001
  Fourth quarter............................................  $15.10   $12.13
  Third quarter.............................................   15.45    11.50
  Second quarter............................................   17.80    11.00
  First quarter.............................................   15.17    11.16

                                DIVIDEND POLICY

     No dividends have been declared or paid on our common stock. We anticipate that we will retain all future earnings and other cash resources for the future operation and development of our business. Accordingly, we do not intend to declare or pay any cash dividends in the foreseeable future. Payment of any future dividends will be at the discretion of our board of directors after taking into account many factors, including our operating results, financial condition, current and anticipated cash needs and plans for expansion. The declaration and payment of dividends is restricted by our existing credit agreement, and any future dividends may also be restricted by future agreements with our lenders.

                                   MANAGEMENT

     The names and backgrounds of each of our executive officers and directors are set forth below.

NAME                                        AGE                    POSITION
----                                        ---                    --------
I. Jon Brumley............................  64    Chairman of the Board, Chief Executive
                                                  Officer and Director
Jon S. Brumley............................  33    President and Director
Morris B. Smith...........................  59    Executive Vice President, Chief Financial
                                                  Officer, Treasurer and Corporate Secretary
Robert S. Jacobs..........................  41    Senior Vice President -- Business
                                                  Development and Planning
Donald P. Gann, Jr........................  42    Senior Vice President -- Operations
Thomas H. Olle............................  49    Senior Vice President -- Asset Management
                                                  of Cedar Creek Anticline
Arnold L. Chavkin.........................  52    Director
Howard H. Newman..........................  55    Director
Ted A. Gardner............................  45    Director
Ted Collins, Jr...........................  65    Director
James A. Winne III........................  52    Director

     I. Jon Brumley has been Chairman of the Board, Chief Executive Officer and Director of Encore since its inception in April 1998. He also served as President of Encore from its inception in April 1998 until August 2002. Beginning in August 1996, Mr. Brumley served as Chairman and Chief Executive Officer of MESA Petroleum (an independent oil and gas company) until MESA's merger in August 1997 with Parker & Parsley to form Pioneer Natural Resources Company (an independent oil and gas company). He served as Chairman and Chief Executive Officer of Pioneer until joining Encore in 1998. Mr. Brumley serves as a director of Hanover Compressor Company. Mr. Brumley holds a BBA from the University of Texas and a MBA from the University of Pennsylvania Wharton School of Business. He is the father of Jon S. Brumley.

     Jon S. Brumley has been President since August 2002 and Director since November 2001. He also held the positions of Executive Vice President -- Business Development and Corporate Secretary from inception in April 1998 until August 2002 and Director of Encore from April 1999 to May 2001. Prior to joining Encore, Mr. Brumley held the position of Manager of Commodity Risk and Commercial Projects for Pioneer Natural Resources Company. He was with Pioneer since its creation by the merger of MESA and Parker & Parsley in August 1997. Prior to August 1997, Mr. Brumley served as Director -- Business Development for MESA. Mr. Brumley holds a Bachelor of Business Administration in Marketing from the University of Texas. He is the son of I. Jon Brumley.

     Morris B. Smith has served as Executive Vice President, Chief Financial Officer and Treasurer of Encore since August 2000 and Corporate Secretary since December 2002. Prior to joining Encore, Mr. Smith held the position of Vice President of Finance and Chief Financial Officer for Union Pacific Resources Group, Inc. (an independent oil and gas company). Mr. Smith held this position since the spin-off of Union Pacific Resources Group from Union Pacific Corporation in October 1996. Mr. Smith is a graduate and trustee of McMurry University located in Abilene, Texas and holds a Bachelor of Business Administration degree in Accounting. He also completed the Advanced Management Program/International Senior Management Program at Harvard Business School. Mr. Smith is a Certified Public Accountant. As of November 17, 2003, Mr. Smith will no longer be our Chief Financial Officer, but he will remain an employee of Encore until December 31, 2003.

     Robert S. Jacobs has been the Senior Vice President -- Business Development and Planning of Encore since April 2003. He served Encore as Senior Geologist from July 1998 until August 1999, Vice President -- Geology from August 1999 until September 2001 and Senior Vice President -- Asset Management from

September 2001 until April 2003. Mr. Jacobs worked as an exploration and development geologist for Bass Enterprises Production Company (an independent oil and gas company) from 1986 until joining Encore in 1998. He received his B.S. in Geology from Duke University in 1984 and his M.S. in Geology from North Carolina State University in 1986. Mr. Jacobs is a Certified Petroleum Geologist.

     Donald P. Gann, Jr. has been the Senior Vice President -- Operations of Encore since April 2003. He served Encore as Senior Engineer from August 1998 until June 1999, Production Manager from June 1999 until January 2001, Vice President -- Production from January 2001 until February 2002 and Senior Vice President -- Production from February 2002 to April 2003. Prior to joining Encore, Mr. Gann was a Senior Engineer at Mitchell Energy Corporation (an independent oil and gas company) from July 1984 until August 1998. Mr. Gann graduated with a Bachelor of Science degree in Petroleum Engineering from the University of Texas in 1984 and is a Registered Professional Engineer.

     Thomas H. Olle has served as Senior Vice President -- Asset Management of Cedar Creek Anticline since April 2003. Mr. Olle joined Encore in March 2002 as Vice President of Engineering. Prior to joining Encore, Mr. Olle served as Senior Engineering Advisor of Burlington Resources, Inc. from September 1999 to March 2002. From July 1986 to September 1999 he served as a Regional Engineer of Burlington Resources. Mr. Olle is a 1976 graduate of the University of Texas at Austin and holds a Bachelor of Science degree with Highest Honors in Mechanical Engineering.

     Arnold L. Chavkin has served as director of Encore since August 1998. Mr. Chavkin is an executive partner of J.P. Morgan Partners, LLC, an affiliate of J.P. Morgan Partners (SBIC), LLC and JP Morgan Chase & Co., and has served in such capacity for more than the past five years. Mr. Chavkin is a Certified Public Accountant. He received his B.A. and M.B.A. degrees from Columbia University. Mr. Chavkin is a director of American Tower Corporation, Better Minerals & Aggregates, Bill Barrett Corporation, Brand Services, Inc., Crown Media Holdings, Inc., Latigo Petroleum, Inc. and Triton PCS, Inc. He serves on the Advisory Investment Boards of the India Private Equity Fund and the Asia Development Partners Fund.

     Howard H. Newman has served as director of Encore since August 1998. Mr. Newman has been employed by Warburg Pincus LLC since January 1984 and has been a partner of Warburg Pincus & Co. since January 1987. Mr. Newman holds Bachelor of Arts and Master of Arts degrees in economics from Yale University and a Ph.D. degree in Business Economics from Harvard University. At Warburg Pincus, Mr. Newman is currently Vice Chairman. He is also a director of ADVO, Inc., Cox Insurance Holdings, Plc., Newfield Exploration Company, Spinnaker Exploration Company and several privately held companies. He also serves as Chairman of the Yale Alumni Fund, a Trustee of the Salk Institute for Biological Studies and as Senior Advisor to the Long Island Power Authority.

     Ted A. Gardner has been a director of Encore since May 2001. Mr. Gardner has been a Managing Partner of Wachovia Capital Partners (formerly First Union Capital Partners) and a Senior Vice President of Wachovia Corporation (formerly First Union Corporation) since 1990. Mr. Gardner received a Bachelor of Arts degree in Economics from Duke University in 1979. In 1983, he earned his J.D. and Master of Business Administration from the University of Virginia. He currently serves on the Board of Directors and compensation committee of Kinder Morgan, Inc.

     Ted Collins, Jr. has been a director of Encore since May 2001. From 1988 to July 2000, he was a co-founder and president of Collins & Ware, Inc. (an independent oil and gas exploration company which was sold in July 2000). Since that time he has engaged in private oil and gas investments. Mr. Collins is a past President of the Permian Basin Petroleum Association, the Permian Basin Landmen's Association, Midland Petroleum Club and serves as Chairman of the Midland Wildcat Committee. He is a graduate of the University of Oklahoma with a B.S. in Geological Engineering. Mr. Collins serves on the Board of Directors of Hanover Compressor Company and is an active board member on the Midland Metropolitan YMCA, the University of Oklahoma Sarkey's Energy Center and the University of Texas Development Board.

     James A. Winne III has been a director of Encore since May 2001. Mr. Winne is a registered land professional with 26 years of experience in the oil and gas industry. From March 2001 until September 2001, he developed plans for a business that became Legend Natural Gas. He has been President and Chief

Executive Officer of Legend Natural Gas, L.P. (an independent oil and gas company) since its inception in September 2001. Since April 2001, he has served on the Board of Directors of two privately held corporations, PI Corp. and Windward Oil and Gas. He formerly was employed by North Central Oil Corporation (an independent oil and gas company) for 18 years and as President and CEO from September 1993 until March 2001. After attending the University of Houston, he started his career as an independent landman and also worked at Tomlinson Interest, Inc. (an independent oil and gas company) and Longhorn Oil and Gas (an independent oil and gas company) before joining North Central's land department in January 1983.

                                  UNDERWRITING

     Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. are the joint book-running managers of this offering and are acting as representatives of the underwriters set forth in the table below. Subject to the terms and conditions of the underwriting agreement, the underwriters named below have severally agreed to purchase from us the following respective number of shares of common stock at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement:

                                                               Number
Underwriters                                                  of Shares
------------                                                  ---------
Deutsche Bank Securities Inc. ..............................  2,400,001
J.P. Morgan Securities Inc. ................................  2,400,001
Goldman, Sachs & Co. .......................................  1,066,666
Petrie Parkman & Co., Inc. .................................  1,066,666
Simmons & Company International.............................  1,066,666
                                                              ---------
     Total..................................................  8,000,000
                                                              =========

     The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the shares of common stock offered by this prospectus supplement, other than those covered by the over-allotment option described below, if any of these shares are purchased.

     We have been advised by the underwriters that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus supplement and to dealers at a price that represents a concession not in excess of $0.49 per share under the public offering price. The underwriters may allow, and these dealers may re-allow, a concession of not more than $0.10 per share to other dealers. After the public offering, the underwriters may change the offering price and other selling terms.

     We have granted the underwriters an option, exercisable not later than 30 days after the date of this prospectus supplement, to purchase up to 1,200,000 additional shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered by this prospectus supplement. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to the total number of shares of common stock offered by this prospectus supplement. We will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the 8,000,000 shares are being offered.

     The underwriting discounts and commissions per share are equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting discounts and commissions are 4% of the public offering price. We have agreed to pay the underwriters the following discounts and commissions, assuming either no exercise or full exercise by the underwriters of the underwriters' over-allotment option:

                                                                    Total Fees
                                                  ----------------------------------------------
                                                   Without Exercise of    With Full Exercise of
                                  Fee per share   Over-Allotment Option   Over-Allotment Option
                                  -------------   ---------------------   ----------------------
Discounts and commissions paid
  by us.........................      $0.81            $6,480,000               $7,452,000

     In addition, the maximum compensation to the underwriters will not exceed 8.0% of the maximum proceeds. We estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $500,000.

     We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

     Each of our officers and directors have agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock held or beneficially owned by these persons prior to this offering or common stock issuable upon exercise of options or warrants held by these persons for a period ending 90 days after the date of this prospectus supplement (or 30 days for Morris B. Smith, who will cease to be our Chief Financial Officer effective November 17, 2003) without the prior written consent of Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc., except that the foregoing limitations will not prohibit the sale of shares of our common stock received upon the exercise of options held by such persons under existing incentive compensation plans in an amount not to exceed in the aggregate (1) beginning on the 31(st) day after the date of this prospectus supplement, one-third of the shares underlying all vested options held by such person as of the date of the prospectus supplement and (2) beginning on the 61(st) day after the date of the prospectus supplement, two-thirds of the shares underlying all vested options held by such person as of the date of the prospectus supplement. Two of our stockholders, J.P. Morgan Partners (SBIC), LLC and Warburg, Pincus Equity Partners L.P., have entered into a similar agreement with the underwriters covering a period ending 90 days after the date of this prospectus supplement; provided that, these entities may make distributions of shares of our common stock to their partners or members after 60 days after the date of this prospectus supplement. In addition, each of our officers and directors and J.P. Morgan Partners (SBIC), LLC and Warburg, Pincus Equity Partners L.P. have agreed not to make any demand for or exercise any right with respect to the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for our common stock for the period ending 90 days after the date of this prospectus supplement without the prior written consent of Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. The consent of Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. may be given at any time without public notice. We have entered into a similar agreement with the underwriters except that without such consent we may grant options and issue shares of our common stock upon exercise of our options pursuant to our existing stock option plan, issue shares of restricted common stock granted to our officers and employee as contemplated under our existing stock option plan and issue shares of common stock in connection with any business combination to be consummated after such 90-day period. There are no prior agreements between the underwriters and any of our officers, directors or stockholders releasing them from these lock-up agreements prior to the expiration of the 90-day period, as applicable.

     The underwriters have advised us that the underwriters do not intend to confirm sales to any account over which it exercises discretionary authority.

     In connection with the offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

     Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares of common stock from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

     Naked short sales are any sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the shares in the open market prior to the completion of the offering.

     Stabilizing transactions consist of various bids for or purchases of our common stock made by the underwriters in the open market prior to the completion of the offering.

     The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the underwriters have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

     Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our common stock. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

     A prospectus supplement and the accompanying prospectus in electronic format may be made available on Internet web sites maintained by one or more of the underwriters of this offering and may be made available on web sites maintained by other underwriters. Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on any underwriter's web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus supplement and the accompanying prospectus or the registration statement of which the prospectus supplement and the accompanying prospectus form a part.

     The underwriters and certain of their affiliates have in the past performed, and may in the future from time to time perform, investment banking, advisory, general financial and commercial banking services for us and our subsidiaries for which they have in the past received, and may in the future receive, customary fees and reimbursement of expenses. Mr. Roy W. Jageman, who will become our Chief Financial Officer as of November 17, 2003, is currently employed by Simmons & Company International. Mr. Arnold L. Chavkin, who is a member of our board of directors, is an executive partner of J.P. Morgan Partners (SBIC), LLC, an affiliate of J.P. Morgan Securities Inc.

     J.P. Morgan Partners (SBIC), LLC, an affiliate of J.P. Morgan Securities Inc., beneficially owns more than 10% of our outstanding common stock. Please read "Common Stock Ownership of J.P. Morgan Partners (SBIC), LLC and Warburg, Pincus Equity Partners L.P." In addition, J.P. Morgan Partners (SBIC), LLC will receive more than 10% of the proceeds from this offering in connection with our repurchase of shares of our common stock held by them. Please read "Use of Proceeds." As a result of the above, this offering is being made in compliance with Rule 2720(c) of the Conduct Rules of the National Association of Securities Dealers, Inc.

                                 LEGAL OPINIONS

     The legal validity of the common stock offered under this prospectus supplement will be passed upon for us by Baker Botts L.L.P., Houston, Texas. Certain legal matters in connection with the common stock offered under this prospectus supplement will be passed upon for the underwriters by Andrews Kurth LLP, Houston, Texas.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" information filed with the SEC. This means that we can disclose important information to you, without actually including the specific information in this prospectus, by referring you to those documents. The following documents which we have previously filed with the SEC pursuant to the Exchange Act are incorporated into this prospectus by reference:

     - Our Annual Report on Form 10-K for the fiscal year ended December 31,
       2002;

     - Our Forms 10-Q for the quarterly periods ended March 31, 2003, June 30, 2003 and September 30, 2003;

     - Our current reports on Form 8-K filed with the SEC on February 3, 2003, February 13, 2003, March 27, 2003 and July 10, 2003; and

     - the description of our common stock contained in our Form 8-A filed on December 12, 2000.

     All documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before all of the common stock offered by this prospectus is sold are incorporated by reference in this prospectus from the date of filing of the documents. Information that we file with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC.

     You may request a copy of the filings incorporated by reference in this prospectus, at no cost, by writing or calling us at: Encore Acquisition Company, 777 Main Street, Suite 1400, Ft. Worth, Texas 76102; Attention: Corporate Secretary (telephone: (817) 877-9955).

PROSPECTUS

                                 (ENCORE LOGO)

                                  $400,000,000

                           ENCORE ACQUISITION COMPANY
                          777 MAIN STREET, SUITE 1400
                            FORT WORTH, TEXAS 76102
                                 (817) 877-9955

                             SENIOR DEBT SECURITIES

                          SUBORDINATED DEBT SECURITIES

                                PREFERRED STOCK

                                  COMMON STOCK
                             ---------------------

     We may offer from time to time senior debt securities, subordinated debt securities, preferred stock and common stock. Our subsidiaries may guarantee the senior or subordinated debt securities offered by this prospectus.

     We will provide additional terms of our securities in one or more prospectus supplements to this prospectus. You should read this prospectus and the related prospectus supplement carefully before you invest in our securities.

     Our common stock is listed on the New York Stock Exchange under the symbol "EAC."

                             ---------------------

     YOU SHOULD CONSIDER CAREFULLY "RISK FACTORS" BEGINNING ON PAGE 1 BEFORE INVESTING IN THE NOTES.
                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

                The date of this prospectus is August 25, 2003.

                               TABLE OF CONTENTS

About This Prospectus.......................................    i
About Encore Acquisition Company............................    1
Risk Factors................................................    1
Forward-Looking Information.................................   10
Use of Proceeds.............................................   12
Ratio of Earnings to Fixed Charges..........................   12
Description of Debt Securities..............................   13
Description of Capital Stock................................   19
Plan of Distribution........................................   23
Legal Opinions..............................................   24
Independent Auditors........................................   25
Independent Petroleum Engineers.............................   25
Where You Can Find More Information.........................   25

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission under a "shelf" registration process. Using this process, we may offer the securities this prospectus describes in one or more offerings with a total initial offering price of up to $400,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement and, if applicable, a pricing supplement. The prospectus supplement and any pricing supplement will describe the specific terms of that offering. The prospectus supplement and any pricing supplement may also add to, update or change the information contained in this prospectus. Please carefully read this prospectus, the prospectus supplement and any pricing supplement, in addition to the information contained in the documents we refer to under the heading "Where You Can Find More Information."

                        ABOUT ENCORE ACQUISITION COMPANY

     We are a growing independent energy company engaged in the acquisition, development, exploitation and production of onshore North American oil and natural gas reserves. Since inception in 1998, we have sought to acquire high quality assets with potential for upside through low-risk development drilling projects.

     Our properties are currently located in the Williston Basin of Montana and North Dakota, the Permian Basin of Texas and New Mexico, the Anadarko Basin of Oklahoma, the Powder River Basin of Montana, the Paradox Basin of Utah and the North Louisiana Salt Basin of Louisiana. Our growth has come primarily from the acquisition of producing oil and natural gas properties and subsequent development of these properties. Since our inception through June 30, 2003, we have invested $379.6 million in acquiring producing oil and natural gas properties. Through June 30, 2003, we have invested another $249.1 million for development and exploitation of these properties.

     Our principal executive offices are located at 777 Main Street, Suite 1400, Fort Worth, Texas 76102. Our main telephone number is (817) 877-9955. We maintain a website on the Internet at http://www.encoreacq.com. The information on our website is not incorporated by reference into this prospectus.

                                  RISK FACTORS

     You should carefully consider the following matters, in addition to the other information we have provided in this prospectus, the accompanying prospectus supplement and the documents we incorporate by reference, before reaching a decision regarding an investment in our securities.

RISKS RELATED TO OUR BUSINESS

OIL AND NATURAL GAS PRICES ARE VOLATILE AND SUSTAINED PERIODS OF LOW PRICES COULD MATERIALLY AND ADVERSELY AFFECT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     Historically, the markets for oil and natural gas have been volatile, and these markets are likely to continue to be volatile in the future. Our revenues, profitability and future growth depend substantially on prevailing oil and natural gas prices. Lower oil and natural gas prices may reduce the amount of oil and natural gas that we can economically produce. Prevailing oil and natural gas prices also affect the amount of internally generated cash flow available for repayment of indebtedness and capital expenditures. In addition, the amount we can borrow under our revolving credit facility is subject to periodic redetermination based in part on changing expectations of future oil and natural gas prices.

     The factors that can cause oil and natural gas price volatility include:

     - the supply of domestic and foreign oil and natural gas;

     - the ability of members of the Organization of Petroleum Exporting Countries (OPEC) to agree upon and maintain oil prices and production levels;

     - political instability or armed conflict in oil or natural gas producing regions;

     - the level of consumer demand;

     - weather conditions;

     - the price and availability of alternative fuels;

     - domestic and foreign governmental regulations and taxes;

     - domestic political developments; and

     - worldwide economic conditions.

     The volatile nature of markets for oil and natural gas makes it difficult to reliably estimate future prices. Any decline in oil and natural gas prices adversely affects our financial condition. If oil or natural gas prices decline significantly for a sustained period of time, we may, among other things, be unable to meet our financial obligations, make planned expenditures or raise additional capital.

RESERVE ESTIMATES DEPEND ON MANY ASSUMPTIONS THAT MAY PROVE TO BE INACCURATE. ANY MATERIAL INACCURACIES IN OUR RESERVE ESTIMATES OR UNDERLYING ASSUMPTIONS COULD CAUSE THE QUANTITIES AND NET PRESENT VALUE OF OUR RESERVES TO BE OVERSTATED.

     Estimating quantities of proved oil and natural gas reserves is a complex process that requires interpretations of available technical data and numerous assumptions, including certain economic assumptions. Any significant inaccuracies in these interpretations or assumptions or changes in conditions could cause the quantities and net present value of our reserves to be overstated.

     To prepare estimates of economically recoverable oil and natural gas reserves and future net cash flows, we must analyze many variable factors, such as historical production from the area compared with production rates from other producing areas. We must also analyze available geological, geophysical, production and engineering data, and the extent, quality and reliability of this data can vary. The process also involves economic assumptions relating to commodity prices, production costs, severance and excise taxes, capital expenditures and workover and remedial costs. Actual results most likely will vary from our estimates. Any significant variance could reduce the estimated quantities and present value of our reserves.

     You should not assume that the present value of future net cash flows from our proved reserves referred to or incorporated by reference in this prospectus is the current market value of our estimated oil and natural gas reserves. In accordance with SEC requirements, we base the estimated discounted future net cash flows from our proved reserves on prices and costs in effect on the date of the estimate, holding the prices and costs constant throughout the life of the properties. Actual future prices and costs may differ materially from those used in the net present value estimate, and future net present value estimates using then current prices and costs may be significantly less than the current estimate.

IF OIL AND NATURAL GAS PRICES DECREASE, WE MAY BE REQUIRED TO TAKE WRITE DOWNS.

     We may be required to write down the carrying value of our oil and natural gas properties when future estimated oil and gas prices are low or if we have substantial downward adjustments to our estimated proved reserves or increases in our estimates of operating expenses or development costs.

     We capitalize the costs to acquire, find and develop our oil and natural gas properties under the successful efforts accounting method. The net capitalized costs of our oil and gas properties may not exceed their estimated fair value. If net capitalized costs of our oil and gas properties exceed their fair value, we must charge the amount of the excess to earnings. We review the carrying value of our properties quarterly, based on changes in expectations of future oil and natural gas prices, expenses and tax rates. Once incurred, a write down of oil and gas properties is not reversible at a later date even if oil or gas prices increase.

OUR ACQUISITION STRATEGY SUBJECTS US TO NUMEROUS RISKS THAT COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     Acquisitions are an essential part of our growth strategy, and our ability to acquire additional properties on favorable terms is important to our long-term growth. Depending on conditions in the acquisition market, it may be difficult or impossible for us to identify properties for acquisition or we may not be able to make acquisitions on terms that we consider economically acceptable. Even if we are able to identify suitable acquisition opportunities, our acquisition strategy depends upon, among other things, our ability to obtain debt and equity financing and, in some cases, regulatory approvals.

     The successful acquisition of producing properties requires an assessment of several factors, including:

     - recoverable reserves;

     - future oil and natural gas prices;

     - operating costs; and

     - potential environmental and other liabilities.

     The accuracy of these assessments is inherently uncertain. In connection with these assessments, we perform a review of the subject properties that we believe to be generally consistent with industry practices. Our review will not reveal all existing or potential problems nor will it permit us to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. Inspections may not always be performed on every well, and structural and environmental problems are not necessarily observable even when an inspection is undertaken. Even when problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or part of the problems. We are often not entitled to contractual indemnification for environmental liabilities and acquire properties on an "as is" basis.

     Possible future acquisitions could result in our incurring additional debt, contingent liabilities and expenses, all of which could have a material adverse effect on our financial condition and operating results. Furthermore, our financial position and results of operations may fluctuate significantly from period to period based on whether significant acquisitions are completed in particular periods. Competition for acquisitions is intense and may increase the cost of, or cause us to refrain from, completing acquisitions.

THE FAILURE TO PROPERLY MANAGE GROWTH THROUGH ACQUISITIONS COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     Growing through acquisitions and managing that growth will require us to continue to invest in operational, financial and management information systems and to attract, retain, motivate and effectively manage our employees. Pursuing and integrating acquisitions involves a number of risks, including:

     - diversion of management attention from existing operations;

     - unexpected losses of key employees, customers and suppliers of the acquired business;

     - conforming the financial, technological and management standards, processes, procedures and controls of the acquired business with those of our existing operations; and

     - increasing the scope, geographic diversity and complexity of our operations.

     The process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties and may require significant management attention and financial resources that would otherwise be available for the ongoing development or expansion of existing operations.

A SUBSTANTIAL PORTION OF OUR PRODUCING PROPERTIES IS LOCATED IN ONE GEOGRAPHIC AREA.

     We have extensive operations in the Williston Basin of Montana and North Dakota. As of December 31, 2002, our Cedar Creek Anticline properties in the Williston Basin represented approximately 75% of our proved reserves and 61% of our 2002 production. Any circumstance or event that negatively impacts production or marketing of oil and natural gas in the Williston Basin could reduce our earnings and cash flow.

DERIVATIVE INSTRUMENTS EXPOSE US TO RISKS OF FINANCIAL LOSS IN A VARIETY OF CIRCUMSTANCES.

     We use derivative instruments in an effort to reduce our exposure to fluctuations in the prices of oil and natural gas and to reduce our cash outflows related to interest. Our derivative instruments expose us to risks of financial loss in a variety of circumstances, including when:

     - a counterparty to our derivative instruments is unable to satisfy its obligations;

     - production is less than expected; or

     - there is an adverse change in the expected differential between the underlying price in the derivative instrument and actual prices received for our production.

     Derivative instruments may limit our ability to realize increased revenue from increases in the prices for oil and natural gas.

     We adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), on January 1, 2001. SFAS 133 generally requires us to record each hedging transaction as an asset or liability measured at its fair value. Each quarter we must record changes in the fair value of our hedges, which could result in significant fluctuations in net income and stockholders' equity from period to period. Please read our most recently filed annual report on Form 10-K and quarterly report on Form 10-Q for a more detailed discussion of our hedging program.

DRILLING OIL AND NATURAL GAS WELLS IS A HIGH-RISK ACTIVITY.

     Drilling oil and natural gas wells, including development wells, involves numerous risks, including the risk that no commercially productive oil or natural gas reservoirs will be discovered. We often are uncertain as to the future cost or timing of drilling, completing and producing wells. We may not recover all or any portion of our investment in drilling oil and natural gas wells.

     Our drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including:

     - unexpected drilling conditions or miscalculations;

     - title problems;

     - pressure or irregularities in formations;

     - equipment failures or accidents;

     - adverse weather conditions;

     - compliance with environmental and other governmental requirements, which may increase our costs or restrict our activities; and

     - cost of, or shortages or delays in the availability of, drilling rigs and equipment.

THE FAILURE TO REPLACE OUR RESERVES COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

     Our future success depends upon our ability to find, develop or acquire additional oil and natural gas reserves that are economically recoverable. Our proved reserves generally decline when reserves are produced, unless we conduct successful exploitation or development activities or acquire properties containing proved reserves, or both. We may not be able to find, develop or acquire additional reserves on an economic basis.

     Substantial capital is required to replace and grow reserves. If lower oil and natural gas prices or operating difficulties result in our cash flow from operations being less than expected or limit on our ability to borrow under our revolving credit facility, we may be unable to expend the capital necessary to find, develop or acquire new oil and natural gas reserves.

WE HAVE LIMITED CONTROL OVER THE ACTIVITIES ON PROPERTIES WE DO NOT OPERATE.

     Other companies operate some of the properties in which we have an interest. We have limited ability to influence or control the operation or future development of these non-operated properties or the amount of capital expenditures that we are required to fund with respect to them. Our dependence on the operator and other working interest owners for these projects and our limited ability to influence or control the operation and future development of these properties could materially adversely affect the realization of our targeted returns on capital in drilling or acquisition activities and lead to unexpected future costs.

OUR BUSINESS INVOLVES MANY OPERATING RISKS THAT CAN CAUSE SUBSTANTIAL LOSSES; INSURANCE MAY BE UNAVAILABLE OR INADEQUATE TO PROTECT US AGAINST THESE RISKS.

     Our operations are subject to hazards and risks inherent in drilling for, producing and transporting oil and natural gas, such as:

     - fires;

     - natural disasters;

     - explosions;

     - formations with abnormal pressures;

     - blowouts;

     - collapses of wellbore, casing or other tubulars;

     - failure of oilfield drilling and service tools;

     - uncontrollable flows of oil, natural gas, formation water or drilling fluids;

     - pressure forcing oil or natural gas out of the wellbore at a dangerous velocity coupled with the potential for fire or explosion;

     - changes in below-ground pressure in a formation that cause surface collapse or cratering;

     - pipeline ruptures or cement failures;

     - environmental hazards, such as oil spills, natural gas leaks and discharges of toxic gases; and

     - weather.

If any of these events occur, we could incur substantial losses as a result of:

     - injury or loss of life;

     - damage to and destruction of property, natural resources and equipment;

     - pollution and other environmental damage;

     - regulatory investigations and penalties;

     - suspension of our operations; and

     - repair and remediation costs.

     We do not maintain insurance against the loss of oil or natural gas reserves as a result of operating hazards, nor do we maintain business interruption insurance. In addition, pollution and environmental risks generally are not fully insurable. We may experience losses for uninsurable or uninsured risks or losses in amounts in excess of existing insurance coverage. The occurrence of an event that is not fully covered by insurance could harm our financial condition and results of operations.

TERRORIST ACTIVITIES AND THE POTENTIAL FOR MILITARY AND OTHER ACTIONS COULD ADVERSELY AFFECT OUR BUSINESS.

     The threat of terrorism and the impact of military and other action have caused instability in world financial markets and could lead to increased volatility in prices for oil and natural gas, all of which could adversely affect the markets for our operations. Future acts of terrorism could be directed against companies operating in the United States. The U.S. government has issued public warnings that indicate that energy assets might be specific targets of terrorist organizations. These developments have subjected our operations to increased risk and, depending on their ultimate magnitude, could have a material adverse affect on our business.

OUR DEVELOPMENT AND EXPLOITATION OPERATIONS REQUIRE SUBSTANTIAL CAPITAL, AND WE MAY BE UNABLE TO OBTAIN NEEDED FINANCING ON SATISFACTORY TERMS.

     We make and will continue to make substantial capital expenditures in development and exploitation projects. We intend to finance these capital expenditures through a combination of cash flow from operations and external financing arrangements. Additional financing sources may be required in the future to fund our capital expenditures. Financing may not continue to be available under existing or new financing arrangements, or on acceptable terms, if at all. If additional capital resources are not available, we may be forced to curtail our drilling and other activities or be forced to sell some of our assets on an untimely or unfavorable basis.

THE LOSS OF KEY PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS.

     We depend to a large extent on the efforts and continued employment of I. Jon Brumley, our Chairman of the Board and Chief Executive Officer, Jon S. Brumley, our President, and other key personnel. The loss of the services of Mr.
I. Jon Brumley or Mr. Jon S. Brumley or other key personnel could adversely affect our business, and we do not have employment agreements with, and do not maintain key man insurance on the lives of, any of these persons. Our drilling success and the success of other activities integral to our operations will depend, in part, on our ability to attract and retain experienced geologists, engineers and other professionals. Competition for experienced geologists, engineers and some other professionals is extremely intense. If we cannot retain our technical personnel or attract additional experienced technical personnel, our ability to compete could be harmed.

THE MARKETABILITY OF OUR OIL AND NATURAL GAS PRODUCTION IS DEPENDENT UPON TRANSPORTATION FACILITIES OVER WHICH WE HAVE NO CONTROL.

     The marketability of our oil and natural gas production depends in part upon the availability, proximity and capacity of pipelines, oil and natural gas gathering systems and processing facilities. Any significant change in market factors affecting these infrastructure facilities could harm our business. We deliver oil and natural gas through gathering systems and pipelines that we do not own. These facilities may not be available to us in the future.

COMPETITION IN THE OIL AND NATURAL GAS INDUSTRY IS INTENSE, AND MANY OF OUR COMPETITORS HAVE GREATER FINANCIAL, TECHNOLOGICAL AND OTHER RESOURCES THAN WE DO.

     We operate in the highly competitive areas of oil and natural gas acquisition, development, exploitation and production. The oil and natural gas industry is characterized by rapid and significant technological advancements and introductions of new products and services using new technologies. We face intense competition from independent, technology-driven companies as well as from both major and other independent oil and natural gas companies in each of the following areas:

     - acquiring desirable producing properties or new leases for future exploration;

     - marketing our oil and natural gas production;

     - integrating new technologies; and

     - acquiring the equipment and expertise necessary to develop and operate our properties.

     Many of our competitors have financial, technological and other resources substantially greater than ours, which may adversely affect our ability to compete with these companies. These companies may be able to pay more for development prospects and productive oil and natural gas properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. Further, these companies may enjoy technological advantages and may be able to implement new technologies more rapidly than we can. Our ability to develop and exploit our oil and natural gas properties and to acquire additional properties in the future will depend upon our ability to successfully conduct operations, implement advanced technologies, evaluate and select suitable properties and consummate transactions in this highly competitive environment.

WE ARE SUBJECT TO COMPLEX FEDERAL, STATE AND LOCAL LAWS AND REGULATIONS THAT COULD ADVERSELY AFFECT OUR BUSINESS.

     Exploration, development, production and sale of oil and natural gas in North America are subject to extensive federal, state, provincial and local laws and regulations, including complex tax and environmental laws and regulations. We may be required to make large expenditures to comply with applicable laws and regulations, which could adversely affect our results of operations and financial condition. Matters subject to regulation include:

     - discharge permits for drilling operations;

     - drilling bonds;

     - spacing of wells;

     - unitization and pooling of properties;

     - environmental protection;

     - reports concerning operations; and

     - taxation.

Under these laws and regulations, we could be liable for:

     - personal injuries;

     - property damage;

     - oil spills;

     - discharge of hazardous materials;

     - reclamation costs;

     - remediation and clean-up costs; and

     - other environmental damages.

     We do not believe that full insurance coverage for all potential environmental damages is available at a reasonable cost, and we may need to expend significant financial and managerial resources to comply with environmental regulations and permitting requirements. We could incur substantial additional costs and liabilities in our oil and natural gas operations as a result of stricter environmental laws, regulations and enforcement policies.

     Failure to comply with these laws and regulations also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Further, these laws and regulations could change in ways that substantially increase our costs. Any of these liabilities, penalties, suspensions, terminations or regulatory changes could make it more expensive for us to conduct our business or cause us to limit or curtail some of our operations.

THE CESSATION OF OPERATIONS BY ARTHUR ANDERSEN LLP WILL LIMIT OUR ABILITY TO USE THE CONSOLIDATED FINANCIAL STATEMENTS AUDITED BY ARTHUR ANDERSEN LLP AND COULD IMPACT OUR ABILITY TO ACCESS PUBLIC CAPITAL MARKETS AS WELL AS OUR INVESTORS' ABILITY TO SEEK POTENTIAL RECOVERIES FROM ARTHUR ANDERSEN LLP.

     Our consolidated financial statements as of and for the years ended December 31, 2001 and 2000 were audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated in this prospectus in reliance upon the authority of said firm as experts in giving said reports. Subsequent to Arthur Andersen LLP's completion of our 2001 audit, the firm was convicted of obstruction of justice charges relating to a federal investigation of Enron Corporation, has ceased practicing before the SEC and has lost the services of the material personnel responsible for our audit. As a result, it is not possible to obtain Arthur Andersen LLP's consent to the incorporation by reference of their report in this prospectus, and we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act of 1933. Because Arthur Andersen LLP has not consented to the incorporation by reference of their report in this prospectus, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in the consolidated financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

WE MAY ISSUE PREFERRED STOCK WHOSE TERMS COULD ADVERSELY AFFECT THE VOTING POWER OR VALUE OF OUR COMMON STOCK.

     Our certificate of incorporation authorizes us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such preferences, powers and relative, participating, optional and other rights, including preferences over our common stock respecting dividends and distributions, as our board of directors generally may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of the common stock. Please read "Description of Capital
Stock -- Preferred Stock" beginning on page 20.

RISKS RELATED TO OUR INDEBTEDNESS

OUR LEVERAGE AND DEBT SERVICE OBLIGATIONS MAY ADVERSELY AFFECT OUR CASH FLOW AND HAVE OTHER IMPORTANT AND POTENTIALLY ADVERSE CONSEQUENCES TO YOU.

     We had total indebtedness of $150.0 million as of June 30, 2003. Our debt level could have several important consequences to you, including:

     - it may be more difficult for us to satisfy our obligations;

     - we may have difficulties borrowing money in the future for acquisitions, to meet our operating expenses or for other purposes;

     - the amount of our interest expense may increase because certain of our borrowings not subject to interest rate protection hedges are at variable rates of interest, which, if interest rates increase, could result in higher interest expense;

     - we will need to use a portion of the money we earn to pay principal and interest on our debt, which will reduce the amount of money we have to fund working capital, capital expenditures and other business activities;

     - we may be more vulnerable to economic downturns and adverse developments in our industry; and

     - our debt level could limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate.

     Our ability to meet our expenses and debt obligations will depend on our future performance, which will be affected by financial, business, economic, regulatory and other factors, many of which are beyond our control. Our earnings may not be sufficient to allow us to pay the principal and interest on our debt and meet our other obligations. If we do not have enough money, we may need to refinance all or part of our existing debt, sell assets, borrow more money or raise equity, which we may not be able to do on terms acceptable to us, if at all.

OUR REVOLVING CREDIT FACILITY AND OTHER DEBT INSTRUMENTS HAVE RESTRICTIVE COVENANTS THAT COULD AFFECT OUR FINANCIAL CONDITION.

     Our revolving credit facility and the indenture related to the 8 3/8% senior subordinated notes, which we refer to as the 8 3/8% notes, contain financial and other restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. The covenants under our revolving credit facility are similar but generally more restrictive than the covenants under the indenture.

     Our ability to borrow under our revolving credit facility is subject to financial covenants, including leverage, interest and fixed charge coverage ratios. Our revolving credit facility limits our ability to effect mergers, asset sales and change of control events. These covenants also contain restrictions regarding our ability to incur additional indebtedness in the future. In some cases, our subsidiaries are subject to similar restrictions that may restrict their ability to make distributions to us.

     The indenture related to our 8 3/8% notes also contains limitations on our ability to effect mergers and change of control events, as well as other limitations, including:

     - limitations on incurring additional indebtedness;

     - limitations on the sale of assets;

     - limitations on the declaration and payment of dividends or other restricted payments;

     - limitations on transactions with affiliates; and

     - limitations on liens.

     If we do not comply with these or other covenants and restrictions contained in our revolving credit facility, the indenture or the other agreements governing our other indebtedness, we could be in default under those agreements, and the debt, together with accrued interest, could then be declared due and payable. If we were unable to repay any borrowings when due, the lenders under our revolving credit facility could proceed against their collateral, which includes most of the assets we own, including the stock and assets of our subsidiaries. In addition, a default under our revolving credit facility or agreements governing our other indebtedness could lead to an acceleration of debt under other debt instruments that contain cross-acceleration or cross-default provisions. We do not have sufficient working capital to satisfy our debt obligations in the event of an acceleration of all or a significant portion of our outstanding indebtedness.

IN ADDITION TO OUR CURRENT INDEBTEDNESS, WE MAY INCUR SUBSTANTIALLY MORE DEBT. THIS COULD EXACERBATE THE RISKS DESCRIBED ABOVE.

     Together with our subsidiaries, we may incur substantially more debt in the future. Our revolving credit facility and the indenture governing the 8 3/8% notes contain restrictions on our incurrence of additional indebtedness. However, these restrictions are subject to qualifications and exceptions, and under certain circumstances, indebtedness incurred in compliance with these restrictions could be substantial. Also, these restrictions do not prevent us from incurring obligations that do not constitute indebtedness. As of June 30, 2003, we had approximately $220.0 million additional borrowing capacity under our revolving credit facility, subject to specific requirements, including compliance with financial covenants. To the extent new debt is added to our current debt levels, the risks described above could substantially increase.

ANY FAILURE TO MEET OUR DEBT OBLIGATIONS COULD HARM OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     If our cash flow and capital resources are insufficient to fund our debt obligations, we may be forced to sell assets, seek additional equity or debt capital or restructure our debt. In addition, any failure to make scheduled payments of interest and principal on our outstanding indebtedness would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness on acceptable terms. Our cash flow and capital resources may be insufficient for payment of interest on and principal of our debt in the future, and any such alternative measures may be unsuccessful or may not permit us to meet scheduled debt service obligations, which could cause us to default on our obligations and impair our liquidity.

WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE RELATED TO THE 8 3/8% NOTES.

     Upon the occurrence of a change of control, as defined in the indenture for our 8 3/8% notes, we will be required to offer to repurchase all outstanding
8 3/8% notes. We may not have sufficient funds available to us to make the required repurchase of the 8 3/8% notes. In addition, our revolving credit facility provides that the occurrence of any change of control event constitutes an event of default, which could require that we repay all unpaid and outstanding indebtedness under the revolving credit facility and may limit the funds available for us to make any payments with respect to the 8 3/8% notes, including for the repurchase of the 8 3/8% notes. Our failure to purchase tendered 8 3/8% notes would constitute a default under the indenture governing the 8 3/8% notes which, in turn, could constitute a further event of default under our revolving credit facility.

                          FORWARD-LOOKING INFORMATION

     This prospectus, including the information we incorporate by reference, includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify our forward-looking statements by words such as "estimate," "project," "predict," "believe," "expect," "anticipate," "plan," "forecast," "budget," "goal" or other words that convey the uncertainty of future events or outcomes. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference.

     The forward-looking statements are not guarantees of future performance, and we caution you not to rely unduly on them. We have based many of these forward-looking statements on expectations and assumptions about future events that may prove to be inaccurate. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following:

     - the risks associated with operating in one or two major geographic areas;

     - the risks associated with drilling of oil and natural gas wells in our exploitation efforts;

     - our ability to find, acquire, market, develop and produce new properties;

     - oil and natural gas price volatility;

     - uncertainties in the estimation of proved reserves and in the projection of future rates of production and timing of exploitation expenditures;

     - operating hazards attendant to the oil and natural gas business;

     - drilling and completion risks that are generally not recoverable from third parties or insurance;

     - potential mechanical failure or underperformance of significant wells;

     - climatic conditions;

     - availability and cost of material and equipment;

     - derivative instruments;

     - actions or inactions of third-party operators of our properties;

     - our ability to find and retain skilled personnel;

     - availability of capital;

     - the strength and financial resources of our competitors;

     - regulatory developments;

     - environmental risks; and

     - general economic and business conditions and industry trends.

We have discussed some of these factors in more detail in the "Risk Factors" section of this prospectus. These factors are not necessarily all the important factors that could affect us. We advise you that you should (1) be aware that important factors we do not refer to above could affect the accuracy of our forward-looking statements and (2) use caution and common sense when considering our forward-looking statements. We do not intend to update these statements unless the securities laws require us to do so.

                                USE OF PROCEEDS

     Unless we inform you otherwise in the prospectus supplement, we will use the net proceeds from the sale of the offered securities for general corporate purposes. These purposes may include funding working capital requirements, capital expenditures, repayment and refinancing of indebtedness and repurchases and redemptions of securities. Pending any specific application, we may initially invest those funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Our ratio of earnings to fixed charges for each of the periods shown is as follows:

                                                  SIX                                   PERIOD FROM
                                                 MONTHS                                APRIL 22, 1998
                                                 ENDED      YEAR ENDED DECEMBER 31,    (INCEPTION) TO
                                                JUNE 30,   -------------------------    DECEMBER 31,
                                                  2003     2002   2001   2000   1999        1998
                                                --------   ----   ----   ----   ----   --------------
Ratio of earnings to fixed charges............    6.9x     5.8x   6.3x   2.2x   2.0x       --

     We have computed the ratios of earnings to fixed charges by dividing earnings by fixed charges. For this purpose, "earnings" consist of income before income taxes plus fixed charges exclusive of capitalized interest. "Fixed charges" consist of interest, whether expensed or capitalized, amortization of capitalized expenses relating to indebtedness and an estimate of the portion of annual rental expense on operating leases that represents the interest factor.

     We began operations on April 22, 1998. From inception until December 31, 1998, earnings were insufficient to cover fixed charges by $1,010,000.

                         DESCRIPTION OF DEBT SECURITIES

     The debt securities covered by this prospectus will be our general unsecured obligations. The debt securities will be either senior debt securities or subordinated debt securities. Subject to compliance with our revolving credit agreement and the indenture related to the 8 3/8% notes, we will issue the debt securities under one or more separate indentures between us and a trustee that we will name in the prospectus supplement. Senior debt securities will be issued under a senior indenture, and subordinated debt securities will be issued under a subordinated indenture. In this description, we sometimes call the senior indenture and the subordinated indenture the "indentures."

     We have summarized the provisions of the indentures and the debt securities below. You should read the indentures for more details regarding the provisions we describe below and for other provisions that may be important to you. We have filed the forms of the indentures with the SEC as exhibits to the registration statement, and we will include the applicable final indenture and any other instrument establishing the terms of any debt securities we offer as exhibits to a filing we will make with the SEC in connection with that offering. Please read "Where You Can Find More Information."

     In this summary description of the debt securities, all references to "Encore," "us" or "our" mean Encore Acquisition Company only, unless we state otherwise or the context clearly indicates otherwise.

GENERAL

     The senior debt securities will constitute senior debt and will rank equally with all our unsecured and unsubordinated debt. The subordinated debt securities will be subordinated to, and thus have a junior position to, any senior debt securities and all our other senior debt. The indentures will not limit the amount of debt we may issue under the indentures, and, unless we inform you otherwise in the prospectus supplement, they will not limit the amount of other unsecured debt or securities we may incur or issue. We may issue debt securities under either indenture from time to time in one or more series, each in an amount we authorize prior to issuance.

     We conduct a substantial part of our operations through our subsidiaries, and our subsidiaries generate a significant part of our operating income and cash flow. As a result, distributions or advances from our subsidiaries are important sources of funds to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries' financial condition and operating requirements, may limit our ability to obtain from our subsidiaries cash that we need to pay our debt service obligations, including payments on the debt securities. In addition, holders of the debt securities will have a junior position to the claims of creditors of our subsidiaries on their assets and earnings.

     Unless we inform you otherwise in the prospectus supplement, the indentures and the debt securities will not contain:

     - any covenants or other provisions designed to protect holders of the debt securities in the event we participate in a highly leveraged transaction; or

     - provisions that give holders of the debt securities the right to require us to repurchase their securities in the event of a decline in our credit rating resulting from a takeover, recapitalization or similar restructuring or otherwise.

     The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

     - the title of the debt securities;

     - the total principal amount of the debt securities;

     - whether the debt securities are senior debt securities or subordinated debt securities;

     - whether we will issue the debt securities in individual certificates to each holder or in the form of temporary or permanent global securities held by a depositary on behalf of holders;

     - the date or dates on which the principal of and any premium on the debt securities will be payable;

     - any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments;

     - whether and under what circumstances any additional amounts with respect to the debt securities will be payable;

     - the place or places where payments on the debt securities will be payable;

     - any provisions for redemption or early repayment;

     - any sinking fund or other provisions that would obligate us to redeem, purchase or repay the debt securities prior to maturity;

     - the denominations in which we may issue the debt securities;

     - whether payments on the debt securities will be payable in foreign currency or currency units or another form, and whether payments on the debt securities will be payable by reference to any index or formula;

     - the portion of the principal amount of the debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

     - any additional means of defeasance of the debt securities, any additional conditions or limitations to defeasance of the debt securities or any changes to those conditions or limitations;

     - any changes or additions to the events of default or covenants this prospectus describes;

     - any restrictions or other provisions relating to the transfer or exchange of the debt securities;

     - any terms for the conversion or exchange of the debt securities for other securities issued by Encore or any other entity; and

     - any other terms of the debt securities, whether in addition to, or by modification or deletion of, the terms described herein.

     We may sell the debt securities at a discount, which may be substantial, below their stated principal amount. Those debt securities may bear no interest or may bear interest at a rate that at the time of issuance is below market rates.

SUBORDINATION

     Under the subordinated indenture, payment of the principal, interest and any premium on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all Senior Debt. Unless we inform you otherwise in the prospectus supplement, we may not make any payment of principal, interest or any premium on the subordinated debt securities if:

     - we fail to pay the principal, interest, premium or any other amounts on any Senior Debt when due; or

     - we default in performing any other covenant (a "covenant default") in any Senior Debt that we have designated if the covenant default allows the holders of that Senior Debt to accelerate the maturity of the Senior Debt they hold.

     Unless we inform you otherwise in the prospectus supplement, a covenant default will prevent us from making payments on the subordinated debt securities only for up to 179 days after holders of the Senior Debt give the trustee for the subordinated debt securities notice of the covenant default.

     The subordination provisions will not affect our obligation, which will be absolute and unconditional, to pay, when due, principal of, premium, if any, and interest on the subordinated debt securities. In addition, the subordination provisions will not prevent the occurrence of any default under the subordinated indenture.

     Unless we inform you otherwise in the prospectus supplement, the subordinated indenture will not limit the amount of Senior Debt that we may incur. As a result of the subordination of the subordinated debt securities, if we became insolvent, holders of subordinated debt securities may receive less on a proportionate basis than our other creditors.

     Unless we inform you otherwise in the prospectus supplement, "Senior Debt" will mean all notes or other indebtedness, including guarantees, of Encore for money borrowed and similar obligations, unless the indebtedness states that it is not senior to the subordinated debt securities or our other junior debt.

SUBSIDIARY GUARANTEES

     If specified in the prospectus supplement, subsidiaries of Encore may guarantee the obligations of Encore relating to its debt securities issued under this prospectus. The specific terms and provisions of each subsidiary guarantee, including any provisions relating to the subordination of any subsidiary guarantee, will be described in the applicable prospectus supplement. The obligations of each subsidiary guarantor under its subsidiary guarantee will be limited as necessary to seek to prevent that subsidiary guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable federal or state law.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The indentures generally will permit a consolidation or merger between us and another entity. They also will permit the sale by us of our assets substantially as an entirety. The indentures will provide, however, that we may consolidate with another entity to form a new entity or merge into any other entity or transfer or dispose of our assets substantially as an entirety to any other entity only if:

     - the resulting or surviving entity assumes the due and punctual payments on the debt securities and the performance of our covenants and obligations under the applicable indenture and the debt securities; and

     - immediately after giving effect to the transaction, no default or event of default would occur and be continuing.

EVENTS OF DEFAULT

     Unless we inform you otherwise in the prospectus supplement, the following will be events of default with respect to a series of debt securities:

     - our failure to pay interest or any required additional amounts on any debt securities of that series for 30 days;

     - our failure to pay principal of or any premium on any debt securities of that series when due;

     - our failure to deposit any mandatory sinking fund payment for that series of debt securities when due for 30 days;

     - our failure to comply with any of our covenants or agreements in the debt securities of that series or the applicable indenture, other than an agreement or covenant that we have included in that indenture solely for the benefit of other series of debt securities, for 90 days after written notice by the trustee or by the holders of at least 25% in principal amount of all the outstanding debt securities issued under that indenture that are affected by that failure;

     - specified events involving bankruptcy, insolvency or reorganization of Encore; and

     - any other event of default provided for that series of debt securities.

     A default under one series of debt securities will not necessarily be a default under another series. The trustee may withhold notice to the holders of the debt securities of any default or event of default, except in any payment on the debt securities, if the trustee in good faith determines that withholding notice is in the interest of the holders of the debt securities.

     If an event of default for any series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series affected by the default, or, in some cases, 25% in principal amount of all senior debt securities or subordinated debt securities affected, voting as one class, may declare the principal of and all accrued and all unpaid interest on those debt securities to be immediately due and payable. If an event of default relating to events of bankruptcy, insolvency or reorganization occurs, the principal of and all accrued and unpaid interest on all the debt securities will become immediately due and payable without any action on the part of the applicable trustee or any holder. The holders of a majority in principal amount of the outstanding debt securities of the series affected by the default, or of all senior debt securities or subordinated debt securities affected, voting as one class, may in some cases rescind this accelerated payment requirement. Depending on the terms of our other indebtedness, an event of default under either of the indentures may give rise to cross defaults on our other indebtedness.

     A holder of a debt security of any series will be able to pursue any remedy under the applicable indenture only if:

     - the holder gives the trustee written notice of a continuing event of default for that series;

     - the holders of at least 25% in principal amount of the outstanding debt securities of that series make a written request to the trustee to pursue the remedy;

     - the holder or holders offer to the trustee indemnity reasonably satisfactory to it;

     - the trustee fails to act for a period of 60 days after receipt of notice and offer of indemnity; and

     - during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request.

This provision will not, however, affect the right of a holder of a debt security to sue for enforcement of any overdue payment.

     In most cases, holders of a majority in principal amount of the outstanding debt securities of a series, or of all debt securities affected, voting as one class, will be able to direct the time, method and place of:

     - conducting any proceeding for any remedy available to the applicable trustee; and

     - exercising any trust or power conferred on the applicable trustee not relating to or arising under an event of default.

     Each indenture will require us to file with the trustee each year a written statement as to our compliance with the covenants contained in that indenture.

MODIFICATION AND WAIVER

     We may amend or supplement either indenture if the holders of a majority in principal amount of the outstanding debt securities of all series issued under the applicable indenture and affected by the amendment or supplement, acting as one class, consent to it. Without the consent of the holder of each debt security affected, however, no amendment or supplement may:

     - reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

     - reduce the rate of or change the time for payment of interest on any debt security;

     - reduce the principal of, premium on or any mandatory sinking fund payment for any debt security;

     - change the stated maturity of any debt security;

     - reduce any premium payable on the redemption of any debt security or change the time at which any debt security may or must be redeemed;

     - change any obligation to pay additional amounts on any debt security;

     - make the payments on any debt security payable in any currency or currency unit other than as the debt security originally states;

     - impair the holder's right to institute suit for the enforcement of any payment on any debt security;

     - make any change in the percentage of principal amount of debt securities necessary to waive compliance with specified provisions of the applicable indenture or to make any change in the applicable indenture's provisions for modification;

     - waive a continuing default or event of default regarding any payment on any debt security; or

     - with respect to the subordinated indenture, modify the provisions relating to the subordination of any subordinated debt security in a manner adverse to the holder of that security.

     We and the applicable trustee may agree to amend or supplement either indenture or waive any provision of either indenture without the consent of any holders of debt securities in some circumstances, including:

     - to cure any ambiguity, omission, defect or inconsistency;

     - to provide for the assumption of our obligations under the indenture by a successor upon any merger, consolidation or asset transfer;

     - to provide for uncertificated debt securities in addition to or in place of certificated debt securities or to provide for bearer debt securities;

     - to provide any security for or add guarantees of any series of debt securities;

     - to comply with any requirement to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939;

     - to add covenants that would benefit the holders of any debt securities or to surrender any rights we have under the indenture;

     - to add events of default with respect to any debt securities;

     - to make any change that does not adversely affect any outstanding debt securities of any series in any material respect;

     - to facilitate the defeasance or discharge of any series of debt securities if that change does not adversely affect the holders of debt securities of that series or any other series under the indenture in any material respect; and

     - to provide for the acceptance of a successor or another trustee.

     The holders of a majority in principal amount of the outstanding debt securities of any series, or of all senior debt securities or subordinated debt securities affected, voting as one class, may waive any existing or past default or event of default with respect to those debt securities. Those holders may not, however, waive any default or event of default in any payment on any debt security or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

DISCHARGE AND DEFEASANCE

     We will be discharged from all obligations under the applicable indenture with respect to any series of debt securities, except for surviving obligations relating to any conversion rights and to register the transfer or exchange of the debt securities, if:

     - all debt securities of the series previously authenticated and delivered under the relevant indenture have been delivered to the indenture trustee for cancellation; or

     - all debt securities of that series have become due and payable or will become due and payable within one year, at maturity or by redemption, and we deposit with the applicable trustee funds or government securities sufficient to make payments on the debt securities of that series on the dates those payments are due.

     To exercise our right to be discharged, we must deliver to the applicable trustee an opinion of counsel and an officers' certificate stating that all conditions precedent to the satisfaction and discharge of the applicable indenture have been complied with.

     In addition to our right of discharge described above, we may deposit with the applicable trustee funds or government securities sufficient to make payments on the debt securities of a series on the dates those payments are due and payable, then, at our option, either of the following will occur:

     - we will be discharged from our obligations with respect to the debt securities of that series ("legal defeasance"); or

     - we will no longer have any obligation to comply with the restrictive covenants under the applicable indenture, and the related events of default will no longer apply to us, but some of our other obligations under the indenture and the debt securities of that series, including our obligation to make payments on those debt securities, will survive ("covenant defeasance").

     If we defease a series of debt securities, the holders of the debt securities of the series affected will not be entitled to the benefits of the applicable indenture, except for our obligations to:

     - register the transfer or exchange of debt securities;

     - replace stolen, lost or mutilated debt securities; and

     - maintain paying agencies and hold moneys for payment in trust.

     Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the applicable trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for United States federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based on a ruling from the United States Internal Revenue Service or a change in law to that effect.

GOVERNING LAW

     New York law will govern the indentures and the debt securities.

TRUSTEE

     If an event of default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent person in the conduct of his own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of any debt securities only after those holders have offered the trustee indemnity reasonably satisfactory to it.

     Each indenture will limit the right of the trustee, if it becomes one of our creditors, to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee may engage in other transactions with us. If it acquires any conflicting interest, however, it must eliminate that conflict or resign.

FORM, EXCHANGE, REGISTRATION AND TRANSFER

     We will issue the debt securities in registered form, without interest coupons. We will not charge a service charge for any registration of transfer or exchange of the debt securities. We may, however, require the payment of any tax or other governmental charge payable for that registration.

     Debt securities of any series will be exchangeable for other debt securities of the same series with the same total principal amount and the same terms but in different authorized denominations in accordance with the applicable indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.

     Unless we inform you otherwise in the prospectus supplement, we will appoint the trustee under each indenture as security registrar for the debt securities we issue under that indenture. If the prospectus supplement refers to any transfer agents initially designated by us, we may at any time rescind that designation or approve a change in the location through which any transfer agent acts. We will be required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional transfer agents for any series of debt securities or rescind the designation of any transfer agent.

     In the case of any redemption, neither the security registrar nor the transfer agent will be required to register the transfer or exchange of any debt security:

     - during a period beginning 15 business days before the day of mailing of the relevant notice of redemption and ending on the close of business on that day of mailing; or

     - if we have called the debt security for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

PAYMENT AND PAYING AGENTS

     Unless we inform you otherwise in the prospectus supplement, we will make payments on the debt securities in U.S. dollars at the office of the applicable trustee or any paying agent we designate. At our option, we may make payments by check mailed to the holder's registered address or, with respect to global debt securities, by wire transfer. Unless we inform you otherwise in the prospectus supplement, we will make interest payments to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

     Unless we inform you otherwise in the prospectus supplement, we will designate the trustee under each indenture as our paying agent for payments on debt securities we issue under that indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

     Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will repay to us upon written request any funds held by them for payments on the debt securities that remain unclaimed for two years after the date upon which that payment has become due. After repayment to us, holders entitled to those funds must look only to us for payment.

BOOK-ENTRY DEBT SECURITIES

     We may issue the debt securities of a series in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. We may issue global debt securities in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of:

     - 60,000,000 shares of common stock; and

     - 5,000,000 shares of preferred stock, issuable in series.

     As of June 30, 2003, there were 30,211,215 shares of common stock issued and outstanding, and no shares of our preferred stock were issued and outstanding.

     In the discussion that follows, we refer to our certificate of incorporation, as amended and restated, as our "certificate of incorporation" and to our amended and restated by-laws as our "by-laws." You should read our certificate of incorporation and by-laws as currently in effect for more details regarding the provisions we describe below and for other provisions that may be important to you. We have filed copies of those documents with the SEC, and they are incorporated by reference as exhibits to the registration statement. Please read "Where You Can Find More Information."

COMMON STOCK

     The holders of our common stock are entitled to one vote per share on all matters to be voted on by the stockholders. Holders of common stock may not cumulate their votes in the election of directors. As a result, the holders of a majority of the voting power of the shares voting for the election of directors can elect all directors to be elected if they choose to do so. Our board of directors may grant holders of preferred stock, in the resolutions creating the series of preferred stock, the right to vote on the election of directors or any questions affecting us.

     Holders of common stock will be entitled to dividends in such amounts and at such times as our board of directors in its discretion may declare out of funds legally available for the payment of dividends. We have not paid dividends and intend to retain future earnings to provide funds for use in the operation and expansion of our business. In addition, the payment of dividends on the common stock may be limited by obligations we may have to holders of any preferred stock or by the provisions of our debt instruments. In particular, we are prohibited from paying any cash dividends by our revolving credit facility.

     If we liquidate or dissolve our business, the holders of common stock will share ratably in all assets available for distribution to stockholders after our creditors are paid in full and the holders of all series of our outstanding preferred stock, if any, receive their liquidation preferences in full.

     The common stock has no preemptive rights and is not convertible or redeemable or entitled to the benefits of any sinking or repurchase fund. All issued and outstanding shares of common stock are fully paid and nonassessable. Any shares of common stock we offer and sell under this prospectus will also be fully paid and nonassessable.

     Our outstanding shares of common stock are listed on the New York Stock Exchange and trade under the symbol "EAC." Any additional shares of common stock we offer and sell under this prospectus and related prospectus supplements will also be listed on the New York Stock Exchange.

PREFERRED STOCK

     At the direction of our board of directors, without any action by the holders of common stock, we may issue one or more series of preferred stock from time to time. Our board of directors can determine the number of shares of each series of preferred stock and, subject to some limitations our articles of incorporation set forth, the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions applicable to any of those rights, including dividend rights, voting rights, conversion or exchange rights, terms of redemption and liquidation preferences, of each series.

     The prospectus supplement relating to any series of preferred stock we offer will include specific terms relating to the offering. These terms will include some or all of the following:

     - the series designation of the preferred stock;

     - the maximum number of shares of the series;

     - the dividend rate or the method of calculating the dividend, the date from which dividends will accrue and whether dividends will be cumulative;

     - any liquidation preference;

     - any optional redemption provisions;

     - any sinking fund or other provisions that would obligate us to redeem or repurchase the preferred stock;

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

     - any terms for the conversion or exchange of the preferred stock for any other securities;

     - any voting rights; and

     - any other preferences and relative, participating, optional or other special rights or any qualifications, limitations or restrictions on the rights of the shares.

     Any preferred stock we offer and sell under this prospectus will be fully paid and nonassessable.

     The registration statement will include the certificate of designation as an exhibit or will incorporate the certificate of designation by reference. You should read that document for provisions that may be important to you.

     Undesignated preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and to thereby protect the continuity of our management. The issuance of shares of preferred stock may adversely affect the rights of the holders of common stock. For example, any preferred stock issued may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. As a result, the issuance of shares of preferred stock may discourage bids for common stock or may otherwise adversely affect the market price of the common stock or any existing preferred stock.

LIMITATION ON DIRECTORS' LIABILITY

     Our certificate of incorporation limits the liability of our directors to us or our stockholders such that no member of our board of directors will be personally liable for monetary damages for any breach of the member's fiduciary duty as a director, except for liability:

     - for any breach of the member's duty of loyalty to us or our stockholders;

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - for unlawful payments of dividends or unlawful stock repurchases or redemptions; and

     - for any transaction from which the member derived an improper personal benefit.

     This provision could have the effect of discouraging or deterring our stockholders from bringing a lawsuit against our directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited our stockholders and us. Our by-laws provide indemnification to our officers and directors and other specified persons with respect to their conduct in various capacities, and we have entered into agreements with each of our directors which provide them with contractual rights of indemnification consistent with our by-laws.

ANTI-TAKEOVER PROVISIONS OF OUR BY-LAWS

     Our by-laws establish an advance notice procedure for the nomination of candidates for election as directors. In general, notice of intent to nominate a director at the annual meeting of stockholders or a special meeting of stockholders must contain specified information concerning the person to be nominated and be delivered to our principal executive offices:

     - with respect to elections to be held at the annual meeting of stockholders:

      - not less than 90 days or more than 120 days prior to the first anniversary of the preceding year's annual meeting;

      - if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 90 days after that anniversary date, not earlier than the 120th day before the meeting and not later than the close of business on the later of (1) the 90th day before the meeting or
        (2) the tenth day following the day on which we first make a public announcement of the date of the meeting; or

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

     - with respect to elections to be held at a special meeting of stockholders for the election of directors, not earlier than the 120th day before the meeting and not later than the close of business on the later of (1) the 90th day before the meeting or (2) the tenth day following the day on which we first make a public announcement of the date of the meeting and of the nominees proposed by the board of directors to be elected at the meeting.

These procedures may operate to limit the ability of stockholders to nominate candidates for election as directors.

DELAWARE TAKEOVER STATUTE

     We have opted out of Section 203 of the Delaware General Corporation Law.
Section 203 regulates corporate acquisitions and prevents certain Delaware corporations, including those whose securities are listed on the New York Stock Exchange, from engaging, under certain circumstances, in a "business combination" with any "interested stockholder" for three years following the date that such stockholder became an interested stockholder. For purposes of
Section 203, a "business combination" includes, among other things, a merger or consolidation involving Encore and the interested stockholder and the sale of 10% or more of our assets to the interested stockholder. In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

DELAWARE CORPORATE OPPORTUNITY PROVISION

     As permitted by Section 122(17) of the DGCL, our certificate of incorporation contains a provision that permits any of our current investor stockholders and their affiliates to participate in transactions relating exclusively to the acquisition, development and exploitation of North American oil and natural gas reserves without making such opportunities available to Encore. Our investor stockholders believe this provision is necessary and appropriate because of their other significant investments in entities that conduct operations in the oil and natural gas industry.

REGISTRATION RIGHTS

     The holders of approximately 18,503,426 shares of common stock are entitled to rights with respect to the registration of such shares under the Securities Act. Under the terms of the agreement between us and the holders of such registrable securities, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, such holders are entitled to notice of such registration and are entitled to include shares of such common stock in the registration. Additionally, such holders are also entitled to demand registration rights, pursuant to which they may require us on up to three occasions to file a registration statement under the Securities Act at our expense with respect to their shares of common stock, and we are required to use all reasonable efforts to effect such registration. All of these registration rights are subject to certain conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in such registration and our right not to effect a requested registration within 180 days following an offering of our securities.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is Mellon Investor Services LLC.

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

                              PLAN OF DISTRIBUTION

     We may sell the offered securities in and outside the United States (1) through underwriters or dealers, (2) directly to purchasers or (3) through agents. The prospectus supplement will set forth the following information:

     - the terms of the offering;

     - the names of any underwriters or agents;

     - the name or names of any managing underwriter or underwriters;

     - the purchase price of the securities from us;

     - the net proceeds we will receive from the sale of the securities;

     - any delayed delivery arrangements;

     - any underwriting discounts, commissions and other items constituting underwriters' compensation;

     - the initial public offering price;

     - any discounts or concessions allowed or reallowed or paid to dealers; and

     - any commissions paid to agents.

SALE THROUGH UNDERWRITERS OR DEALERS

     If we use underwriters in the sale of the offered securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to several conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

     If we use underwriters in the sale of the offered securities, rules of the SEC may limit the ability of the underwriters and certain selling group members to bid for and purchase our securities until the distribution of the offered securities is completed. As an exception to these rules, the underwriters are permitted to engage in certain transactions that stabilize, maintain or otherwise affect the price of the offered securities.

     In connection with an underwritten offering, the underwriters may make short sales of the offered securities and may purchase our securities on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. "Covered" short sales are made in an amount not greater than the over-allotment option we may grant to the underwriters in connection with the offering. The underwriters may close out any covered short position by either exercising the over-allotment option or purchasing our securities in the open market. In determining the source of securities to close out the covered short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. "Naked" short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing our securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

     The underwriters may also impose a penalty bid on certain selling group members. This means that if the underwriters purchase our securities in the open market to reduce the selling group members' short position or

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

to stabilize the price of the securities, they may reclaim the amount of the selling concession from the selling group members who sold those securities as part of the offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of those purchases or those purchases could prevent or retard a decline in the price of the security. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

     Neither we nor the underwriters will make any representation or prediction as to the direction or magnitude of any effect that the transactions we describe above may have on the price of the offered securities. In addition, neither we nor the underwriters will make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

     If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

DIRECT SALES AND SALES THROUGH AGENTS

     We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

     We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

DELAYED DELIVERY CONTRACTS

     If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from selected types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

GENERAL INFORMATION

     We may have agreements with the agents, dealers and underwriters to indemnify them against civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

                                 LEGAL OPINIONS

     Baker Botts L.L.P., Houston, Texas, our counsel, will issue an opinion about the legality of any common stock, preferred stock or debt securities we offer through this prospectus. Any underwriters will be advised about issues relating to any offering by their own legal counsel.

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

                              INDEPENDENT AUDITORS

     The consolidated financial statements of Encore Acquisition Company at December 31, 2002, and for the year then ended, appearing in Encore Acquisition Company 's Annual Report (Form 10-K) for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     Our consolidated financial statements as of and for the years ended December 31, 2001 and 2000 incorporated by reference in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports. Subsequent to Arthur Andersen LLP's completion of our 2001 audit, the firm was convicted of obstruction of justice charges relating to a federal investigation of Enron Corporation, has ceased practicing before the SEC, and has lost the services of the material personnel responsible for our audit. As a result, it is not possible to obtain Arthur Andersen LLP's consent to the incorporation by reference of their report in this prospectus, and we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act of 1933. Because Arthur Andersen LLP has not consented to the incorporation by reference of their report in this prospectus, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in the consolidated financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

                        INDEPENDENT PETROLEUM ENGINEERS

     Certain information with respect to the oil and natural gas reserves associated with our oil and natural gas properties is derived from the report of Miller and Lents, Ltd., independent petroleum engineers, and has been incorporated by reference in this prospectus upon the authority of said firm as experts with respect to matters covered by such reports and in giving such report.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     This prospectus is part of a registration statement we have filed with the SEC relating to the securities. This prospectus does not contain all the information the registration statement sets forth or includes in its exhibits and schedules, in accordance with the rules and regulations of the SEC, and we refer you to that omitted information. The statements this prospectus makes pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions, and we qualify them in their entirety by reference to those exhibits for complete statements of their provisions. The registration statement and its exhibits and schedules are available at the SEC's public reference room or through its Web site.

     The SEC allows us to "incorporate by reference" the information we file with it, which means we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information we file with the SEC will automatically update and supersede that information. We incorporate by reference the documents listed below, and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all the offered securities. The documents we incorporate by reference are:

     - our annual report on Form 10-K for the year ended December 31, 2002;

     - our quarterly reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003;

     - our current reports on Form 8-K filed with the SEC on February 3, 2003, February 13, 2003, March 27, 2003, and July 10, 2003; and

     - the description of our common stock in our registration statement on Form 8-A filed with the SEC on December 21, 2000.

     We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, upon written or oral request, a copy of any or all the documents we incorporate by reference in this prospectus, other than any exhibit to any of those documents, unless we have specifically incorporated that exhibit by reference into the information this prospectus incorporates. You may request copies by writing or telephoning us at the following address:

        Encore Acquisition Company
        777 Main Street, Suite 1400
        Fort Worth, Texas 76102
        Attention: Corporate Secretary
        Telephone: (817) 877-9955

     You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized any person to provide information other than that provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of the securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on its cover page or that any information contained in any document we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Accordingly, we urge you to review each document we subsequently file with the SEC and incorporate by reference as we describe above for updated information.

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

PROSPECTUS SUPPLEMENT

                              (ENCORE COLOR LOGO)

                           ENCORE ACQUISITION COMPANY

                                8,000,000 SHARES

                                  COMMON STOCK

                          Joint Book-Running Managers

        DEUTSCHE BANK SECURITIES                                JPMORGAN

                             ---------------------

GOLDMAN, SACHS & CO.          PETRIE PARKMAN & CO.             SIMMONS & COMPANY
                                                                INTERNATIONAL

NOVEMBER 13, 2003

     No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus supplement and the accompanying prospectus in that jurisdiction. Persons who come into possession of this prospectus supplement and the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement and the accompanying prospectus applicable to that jurisdiction.